Exhibit 10.1

EXECUTION VERSION

WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT

WAIVER AND AMENDMENT NO. 1, dated as of March 25, 2015 (this “Amendment”), to the Credit Agreement, dated as of April 9, 2014 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”), among Visteon Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and, each, individually, a “Lender”) and Citibank, N.A., as administrative agent and as collateral agent (in such capacities, the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders agree to amendments to, and waivers of, the Credit Agreement, and each of the Lenders party hereto (which Lenders collectively constitute the (i) Required Lenders and (ii) Required Term Lenders, in each case pursuant to Section 10.01 of the Credit Agreement) has agreed, subject to the terms and conditions set forth herein, to amend and waive the Credit Agreement as herein provided (as so amended, the “Amended Credit Agreement”); and

WHEREAS, solely in respect of the waiver set forth in Section 2.02(b), the consent of the Required Term Lenders is required pursuant to Section 10.01 of the Credit Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement have the same meanings when used in this Amendment. The following additional terms, as used herein, have the following respective meanings:

“Amendment No. 1 Effective Date” has the meaning set forth in Section 3.01.

“Consent Fee” has the meaning set forth in Section 3.01.

“Waiver Effective Date” has the meaning set forth in Section 3.02.

ARTICLE II

AMENDMENTS AND WAIVERS TO THE CREDIT AGREEMENT

Section 2.01 Amendments to the Credit Agreement. Effective as of the Amendment No. 1 Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

Section 2.02 Waivers to the Credit Agreement.

(a) The Required Lenders hereby agree to waive the consolidated budget requirement set forth in Section 6.01(c) of the Credit Agreement for the 2015 fiscal year.

(b) The Required Term Lenders hereby agree to waive the requirement under Section 2.05(b)(ii)(A) of the Credit Agreement that 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from the HVCC Sale be used to prepay the Term Loans so long as such Net Cash Proceeds are used to prepay the Term Loans within five (5) Business Days of the receipt of such Net Cash Proceeds in an amount sufficient to reduce the aggregate principal amount of Term Loans outstanding after giving effect to such prepayment to no more than $350,000,000.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01 Conditions to Effectiveness of this Amendment. This Amendment (other than Section 2.02(a)) shall become effective on the first date (such date, the “Amendment No. 1 Effective Date”) when each of the following conditions precedent have been fulfilled to the reasonable satisfaction of (or waived by) the Administrative Agent:

(a) Execution and Delivery of this Amendment. The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower and consented to and executed by (i) the Required Lenders and (ii) the Required Term Lenders (solely in respect of the waiver set forth in Section 2.02(b)), in each case pursuant to Section 10.01 of the Credit Agreement.

(b) Fees and Expenses. The Administrative Agent shall have received (i) from the Borrower, a non-refundable fee (the “Consent Fee”), for the account of each Lender that has delivered an executed signature page hereto prior to 5:00 p.m. (New York City time) on March 25, 2015 equal to 0.25% of the aggregate principal amount of outstanding Term Loans and Revolving Credit Commitments, as applicable, to be held by such Lender immediately after giving effect to the prepayment referenced in Section 2.02(b), such Consent Fee to be payable on, and subject to the occurrence of, the Amendment No. 1 Effective Date, and (ii)(x) all fees required to be paid on or prior to the Amendment No. 1 Effective Date pursuant to that certain fee letter between the Borrower and Citigroup Global Markets Inc., dated as of March 13, 2015 and (y) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Loan Documents referred to herein or contemplated hereby, including, but not limited to, the reasonable and documented out-of-pocket fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent, in each case under this Section 3.01(b)(ii), for which invoices have been presented at least three (3) Business Days prior to the Amendment No. 1 Effective Date (or as otherwise reasonably agreed to by the Borrower).

(c) Representations and Warranties. The representations and warranties of the Borrower contained in Article IV hereof shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(d) Event of Default. Immediately prior to and immediately after the Amendment No. 1 Effective Date, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 3.01.

(f) HVCC Sale. The HVCC Sale shall have been consummated or shall be consummated substantially concurrently with this Amendment.

Section 3.02 Conditions to Effectiveness of Certain Waivers. Section 2.02(a) shall become effective on the first date (such date, the “Waiver Effective Date”) when each of the following conditions precedent have been fulfilled to the reasonable satisfaction of (or waived by) the Administrative Agent:

(a) Execution and Delivery of this Amendment. The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower and consented to and executed by the Required Lenders pursuant to Section 10.01 of the Credit Agreement.

(b) Representations and Warranties. The representations and warranties of the Borrower contained in Article IV hereof shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Waiver Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(c) Event of Default. Immediately prior to and immediately after the Waiver Effective Date, no Default or Event of Default shall have occurred and be continuing.

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (b) and (c) of this Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. In order to induce the Lenders to consent to the amendments and waivers contained herein, the Borrower represents and warrants to each Lender party hereto as set forth below:

(a) The representations and warranties set forth in Article V of the Amended Credit Agreement and each other Loan Document (as so amended) are, in each case, true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 1 Effective Date or the Waiver Effective Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Amendment, the representations and warranties contained in Sections 5.05(a) and 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to the Amendment No. 1 Effective Date or the Waiver Effective Date, as applicable.

(b) This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

(c) The Borrower has all requisite corporate or other organizational power and authority to enter into this Amendment and to perform its obligations under this Amendment and the Amended Credit Agreement.

(d) As of the Amendment No. 1 Effective Date (and giving effect to this Amendment) or the Waiver Effective Date, as applicable, no Event of Default or Default has occurred and is continuing or, solely as of the Amendment No. 1 Effective Date, will result from the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

Section 5.02 Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5.03 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.04 Governing Law. The governing law and jurisdiction provisions of Section 10.15 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

Section 5.05 Waiver of Right to Trial by Jury. The waiver of jury trial provisions of Section 10.16 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

Section 5.06 Reaffirmation. The Borrower reaffirms as of each of the Amendment No. 1 Effective Date and the Waiver Effective Date (i) its covenants and agreements contained in the Credit Agreement and each other Loan Document to which it is a party, including, in each case, as such covenants and agreements are modified by this Amendment on the Amendment No. 1 Effective Date or the Waiver Effective Date, as applicable, and (ii) its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents. The Borrower further confirms that, as amended by this Amendment, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified, approved and confirmed in all respects.

Section 5.07 Entire Agreement. This Amendment, the other Loan Documents and any separate letter agreements, solely to the extent with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 5.08 Fees and Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment and the Loan Documents referred to herein or contemplated hereby, including, but not limited to, the reasonable and documented fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent, in each case, to the extent required by, and in accordance with, Section 10.04 of the Credit Agreement.

Section 5.09 Effects of this Amendment.

(a) On and after the Amendment No. 1 Effective Date, the rights and obligations of the parties to the Credit Agreement shall be governed by the Amended Credit Agreement. All references to the Credit Agreement in any document, instrument, agreement or writing shall be deemed to refer to the Amended Credit Agreement.

(b) Other than as specifically provided herein, this Amendment shall not operate as an amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document, nor shall the entering into of this Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further amendments with respect thereto. This Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other than pursuant to the terms of the Amended Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this Amendment). The Credit Agreement shall continue in full force and effect as amended by this Amendment.

Section 5.10 Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the applicable terms and provisions of the Credit Agreement (and, following the Amendment No. 1 Effective Date, the Amended Credit Agreement).

Section 5.11 FATCA. Solely for purposes of determining withholding taxes imposed under FATCA, from and after the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Amended Credit Agreement and any Term Loans and any Revolving Credit Loans made thereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

[Signature Pages Follow]

IN WITNESS WHEREOF, the signatories hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

VISTEON CORPORATION, as Borrower

By:	/s/ Robert R. Krakowiak
	Name	: Robert R. Krakowiak
	Title:	Vice President and Treasurer

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

CITIBANK, N.A., as Administrative Agent,

By:	/s/ Robert Cohen
	Name:	Robert Cohen
	Title:	Vice President

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

[Lender Signature Pages Omitted]

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

~~EXECUTION VERSION~~

EXHIBIT A

CREDIT AGREEMENT

Dated as of April 9, 2014

as amended by Waiver and Amendment No. 1 dated as of March 25, 2015 among

VISTEON CORPORATION,

as the Borrower,

THE LENDERS SIGNATORY HERETO,

as Lenders,

CITIBANK, N.A.,

as Administrative Agent,

and

The Other Parties From Time to Time Party Hereto

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

Section 10.23	Intercreditor Agreement	216
Section 10.24	Successor Borrower Assumption	216
Section 10.25	Judgment Currency	217

-v-

SCHEDULES

1	Guarantors
1.01(a)	Excluded Subsidiary Contractual Obligations
2.01	Commitments and Pro Rata Shares
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
5.18	Insurance
6.16	Post-Closing Covenants
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06(c)	Existing Share Repurchase Obligations
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Solvency Certificate
H	Intercompany Subordination Agreement
I	U.S. Tax Compliance Certificate

-vi-

~~This~~ CREDIT AGREEMENT ~~(as~~dated as of April 9, 2014, as amended by Waiver and Amendment No. 1 dated as of March 25, 2015 (as further amended, supplemented or otherwise modified from time to time, this “Agreement”) ~~is entered into as of April 9, 2014,~~, among VISTEON CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto, the Swing Line Lender and CITIBANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that, upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the applicable Lenders (a) make delayed draw term loans to the Borrower in an aggregate principal amount of $600,000,000 on or within 120 days of the Closing Date and (b) make available to the Borrower a $200,000,000 revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement.

Each of the Borrower and each other Loan Party desires to secure all of the Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Collateral Documents.

The Lenders are willing to extend such credit to the Borrower and each L/C Issuer is willing to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Non-Core Assets” means any assets acquired pursuant to a Permitted Acquisition and designated as “non-core assets” by notice from the Borrower to the Administrative Agent within 30 days after the consummation thereof so long as such assets do not constitute more than 25% of the assets acquired in any such acquisition.

“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Revolving Facility Increase in accordance with Section 2.14, (b) Term Facility Increase in accordance with Section 2.15, (c) Incremental Commitment in accordance with Section 2.16 or (d) Specified Refinancing Debt in accordance with Section 2.21.

“Administrative Agent” means Citibank, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Arrangers and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all of the Lenders.

“Agreement” ~~means this Credit Agreement~~has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.25.

“All-In Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, recurring periodic fees in substance equivalent to interest, a Eurodollar Rate floor (in the case of any Incremental Term Loan solely to the extent greater than 0.75%), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that, OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further that “All-In Yield” shall not include arrangement fees, commitment fees, underwriting fees, structuring fees or other similar fees not paid generally to all lenders of such Indebtedness.

“Alternate Currencies” means collectively, (i) Euros or (ii) Pounds; each sometimes individually referred to herein as an “Alternate Currency”.

“Alternate Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Amendment No. 1” means Waiver and Amendment No. 1 to this Credit Agreement, dated as of March 25, 2015.

“Amendment No. 1 Effective Date” means March 25, 2015, the date on which all conditions precedent set forth in Section 3.01 of Waiver and Amendment No. 1 were satisfied.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee” means, as of any date, the applicable percentage per annum set forth below under the caption “Applicable Commitment Fee” based upon the corporate credit ratings by S&P (the “Corporate Rating”) and the corporate family ratings by Moody’s (the “Family Rating”), respectively, applicable to the Borrower:

Applicable Commitment Fee
Pricing Level	Ratings	Applicable Commitment Fee
1	Corporate Rating of at least BB+ by S&P or Family Rating of at least Ba1 by Moody’s	0.30%
2	Corporate Rating of at least BB by S&P or Family Rating of at least Ba2 by Moody’s and not Pricing Level 1	0.35%
3	Corporate Rating of at least BB- by S&P or Family Rating of at least Ba3 by Moody’s and not Pricing Level 1 or 2	0.375%
4	Ratings below those of Pricing Level 3	0.50%

“Applicable Rate” means:

(a) with respect to the Initial Term Loans, 2.75% per annum for Eurodollar Rate Loans and 1.75% per annum for Base Rate Loans; and

(b) with respect to the Initial Revolving Credit Facility, as of any date, the applicable percentage per annum set forth below under the caption “Applicable Rate” based upon the Corporate Rating and the Family Rating, respectively, applicable to the Borrower:

Applicable Rate
Pricing Level	Ratings	Eurodollar Rate Loans	Base Rate Loans
1	Corporate Rating of at least BB+ by S&P or Family Rating of at least Ba1 by Moody’s	2.00%	1.00%
2	Corporate Rating of at least BB by S&P or Family Rating of at least Ba2 by Moody’s and not Pricing Level 1	2.25%	1.25%
3	Corporate Rating of at least BB- by S&P or Family Rating of at least Ba3 by Moody’s and not Pricing Level 1 or 2	2.50%	1.50%
4	Ratings below those of Pricing Level 3	2.75%	1.75%

For purposes of each of the Applicable Commitment Fee and the Applicable Rate, (i) if Moody’s shall not have in effect a Family Rating or S&P shall not have in effect a Corporate Rating for the Borrower (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such Rating Agency shall be deemed to have established a rating in “Pricing Level 4”; (ii) if the Family Rating established or deemed to have been established by Moody’s and the Corporate Rating established or deemed to have been established by S&P shall fall within different tiers, the Applicable Commitment Fee and the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more tiers lower than the other, in which case the Applicable Commitment Fee and the Applicable Rate shall be determined by reference to the tier next above that of the lower of the two ratings; and (iii) if the Family Rating established or deemed to have been established by Moody’s and the Corporate Rating established or deemed to have been established by S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Commitment Fee and the Applicable Rate shall apply during the period commencing on the date of such change and ending on the date immediately preceding the date of the next such change. If the rating system of Moody’s or S&P changes, or if either such Rating Agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee and the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lenders” means, at any time, (a) with respect to Loans of any Tranche, the Lenders of such Tranche (or in the case of any Revolving Credit Facility, the Lenders that have Commitments or Loans with respect to such Facility), and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of Cash Equivalents.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arbor Plant Disposition” means the Disposition of the Visteon Sistemas Automotivos plant located in Sao Paulo, Brazil (such plant, the “Arbor Plant”) with a Fair Market Value of approximately $40,000,000 as of the date hereof.

“Arrangers” means each of Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their respective capacities as joint lead arrangers and bookrunners under the Engagement Letter.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office and (c) the Eurodollar Rate (after giving effect to any applicable minimum rate set forth therein) for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower and the Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event in accordance with Section 2.05(b)(ii) or (ii) the purchase of property, plant or equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events that are not required pursuant to Section 2.05(b)(ii) to be applied to prepay Loans or to be reinvested and (b) expenditures that are accounted for as capital expenditures by the Borrower or any of the Restricted Subsidiaries and that actually are paid for or reimbursed by a Person other than the Borrower or any of the Restricted Subsidiaries and for which neither the Borrower nor any of the Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any change in GAAP after the Closing Date will not cause any obligation that was not or would not have been a Capitalized Lease Obligation prior to such change to be deemed a Capitalized Lease Obligation following such change.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company under applicable Law and which has been designated in writing as such by the Borrower to the Administrative Agent.

“Cash Collateral” shall have a meaning correlative to the following definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support. Any Cash Collateral that the Borrower is required to provide for any L/C Obligation pursuant to this Agreement shall be in an amount equal to (i) in the case of any Letter of Credit issued for the account of a U.S. obligor, 100% of the maximum amount then available to be drawn under the applicable Letter of Credit outstanding and (ii) in the case of any Letter of Credit issued for the account of a non-U.S. obligor, 105% of the maximum amount then available to be drawn under the applicable Letter of Credit outstanding.

“Cash Collateralize” means to pledge (as a first priority perfected security interest) and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of the Restricted Subsidiaries:

(a) (i) Dollars and (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least A-2 (or the then equivalent grade) by S&P and (iii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes of an issuer or any variable rate note issued by, or guaranteed by, a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities within twelve months from the date of acquisition thereof;

(d) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of the Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a) through (e) above;

(g) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above; and

(h) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards (other than any proceeds from business interruption insurance) in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means any of the following:

(I) prior to the consummation of a Successor Borrower transaction under Section 10.24, (a) any “person” or “group” (within the meaning of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51 % or more of the Voting Equity Interests of the Borrower (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (b) during the period of twelve (12) consecutive months, the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; and

(II) after the consummation of a Successor Borrower transaction under Section 10.24, (a) any “person” or “group” (within the meaning of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire pursuant to any option right), directly or indirectly, of 51 % or more of the Voting Equity Interests of the Parent (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (b) during the period of twelve (12) consecutive months, the board of directors of the Parent shall cease to consist of a majority of Continuing Directors or (c) the Parent shall cease to own directly or indirectly all of the outstanding Equity Interests of the Successor Borrower.

“Citibank” means Citibank, N.A.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01 and, to the extent requested by the Borrower, the initial Loans are advanced.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Competitor” means any competitor of the Borrower or any of its Subsidiaries that is in the same or a substantially similar line of business as the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrower and the Administrative Agent.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower on a consolidated basis, the aggregate of all taxes based on net income, profits or overall gross income, and similar taxes, including interest and penalties (and determined, for the avoidance of doubt, net of any refunds of such taxes), as determined in accordance with GAAP, to the extent the same are paid in cash.

“Consolidated Current Assets” means, with respect to any Person, the Current Assets of such Person and its Restricted Subsidiaries on a consolidated basis, but excluding assets relating to current or deferred taxes based on income or profits.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) escrow account balances and (g) any L/C Obligations or Revolving Credit Loans.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of:

(a) Consolidated Net Income; plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or, in the case of amounts pursuant to clause (vii) below, not already included in Consolidated Net Income) for, without duplication,

(i) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) noncash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Facilities and with respect to other Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with Synthetic Lease Obligations) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii) the amount of provision for taxes determined in accordance with U.S. GAAP (ASC 740) which applies to all federal, foreign, state, local, and similar taxes based on income, profits or overall gross income, and similar taxes, of the Borrower and the Restricted Subsidiaries, which includes penalties and interest recorded related to such taxes or arising from any tax examinations, and, to the extent applicable, income taxes recorded related to the repatriation of earnings,

(iii) depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and amortization of deferred financing fees or costs),

(iv) net after tax extraordinary, unusual or nonrecurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements, severance costs, relocation costs, retention and completion bonuses, one-time and unusual consulting, advisory and professional expenses and operating expenses directly attributable to the implementation of cost savings initiatives),

(v) other noncash charges, expenses or losses (excluding any such noncash charge, expense or loss to the extent that it represents an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets) including (A) any noncash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances and the noncash portion of “straight line” rent expense), (B) losses recognized in respect of postretirement benefits as a result of the application of FASB ASC 715, (C) losses on minority interests owned by any Person, (D) all losses from investments recorded using the equity method, (E) the noncash impact of accounting changes or restatements and (F) noncash fair value adjustments in Investments,

(vi) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs related to acquisitions after the Closing Date, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful), retention charges, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees;

(vii) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of the applicable Test Period) as a result of actions taken or to be taken in connection with any Specified Transaction, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b) (which shall set forth any such cost savings, operating expense reductions or synergies in reasonable detail), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably anticipated to be realized within the timeframe set forth in clause (y) below as determined in good faith by the Borrower, and (y) such actions have been taken or are to be taken within 18 months after the consummation of the Specified Transaction which is expected to result in such cost savings, expense reductions, operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies and (D) the aggregate amount of add backs made pursuant to this clause (vii) shall not exceed an amount equal to 20% of Consolidated EBITDA (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (vii)),

(viii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options or other equity and equity based interests to employees of the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity based interests under variable plan accounting,

(ix) Transaction Costs,

(x) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interest of third parties in any non-wholly owned Subsidiary deducted from Consolidated Net Income (and not added back in such period to Consolidated Net Income), excluding cash distributions in respect thereof,

(xi) any non-cash costs or expenses incurred pursuant to any management equity plan, long term incentive plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement,

(xii) transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, any Casualty Event, or any amendments or waivers of the Loan Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

(xiii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xiv) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.02 or any transaction permitted by Section 7.04, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Borrower or its Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv),

(xv) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent noncash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(xvi) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, and

(xvii) cash expenses relating to earn outs and similar obligations, minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for

(i) all nonrecurring, extraordinary or unusual gains and noncash income during such period,

(ii) any other noncash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items in respect of which cash was received in a prior period or will be received in a future period, all as determined on a consolidated basis, and

(iii) net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, minus

(d) to the extent not deducted in Consolidated Net Income during such period, all cash payments made during such period on account of noncash charges that were reserves added to Consolidated Net Income pursuant to clause (b)(v) above in a prior period, minus

(e) any other noncash income (including gains recognized in respect of postretirement benefits as a result of the application of FASB 106, and gains on minority interests owned by any Person).

Notwithstanding anything to the contrary, to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts and (iii) other derivative instruments.

“Consolidated Funded Indebtedness” means all Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, Capitalized Lease Obligations and other purchase money Indebtedness and guarantees of any of the foregoing obligations, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or any other acquisition pursuant to Section 7.02 and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of undrawn letters of credit (including Letters of Credit), and performance or similar bonds, except, in each case, to the extent of unreimbursed amounts thereunder (provided that any Cash Collateralized amounts under drawn letters of credit and performance and similar bonds shall not be counted as Consolidated Funded Indebtedness), (ii) obligations under Swap Contracts (but including unpaid termination payments under Swap Contracts) and (iii) for the avoidance of doubt, undrawn amounts under revolving credit facilities.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any Restricted Subsidiary; provided that the Liens on such assets are not expressly junior to the Liens on Collateral securing the Obligation.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries (the “relevant Group”) on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary to the extent that such amounts have not been distributed in cash to such Person and its Restricted Subsidiaries during such applicable period; (iii) (x) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, in each case, to the extent included in Consolidated Net Income, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (v) solely for purposes of the Cumulative Credit, net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent of cash actually distributed during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (vi) to the extent not already excluded or deducted in accordance with GAAP, the net income of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of the cash actually distributed during such period to such Person or to a Restricted Subsidiary of such Person, (vii) the cumulative effect of a change in accounting principles during such period as determined in accordance with GAAP, (viii) the net income of any Person (other than a Restricted Subsidiary) in which the Borrower and the Restricted Subsidiaries have an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of the Restricted Subsidiaries by such Person during such period, (ix) any adjustments for net income attributable to non-controlling interests and (x) gains or losses attributable to asset sale, disposition or abandonment (other than in the ordinary course of business) or income (loss) from discontinued operations, including charges related to the Disposition of the Interiors Business). There shall be excluded from Consolidated Net Income for any period the accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or any Investment permitted under Section 7.02 or the amortization or write-off of any amounts thereof.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable Excess Cash Flow Period with respect to the Borrower on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.

“Consolidated Total Assets” means, on any date of determination, the consolidated total assets of the Borrower and the Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the last day of the applicable Test Period.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by (i) at least a majority of the then Continuing Directors or (ii) the committee of the board of directors designated to make such recommendations; provided that such committee has been appointed by 51% of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt or (b) Permitted Junior Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or part, existing Loans (or, if applicable, unused Commitments under any Facility) (“Credit Agreement Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and OID thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder (it being agreed that, for purposes of assessing whether the foregoing limit on principal amount has been observed, any Indebtedness contemporaneously incurred pursuant to and in accordance with other available baskets set forth in Section 7.03 that do not require such Indebtedness to qualify as Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Refinancing Debt shall be disregarded, even if such Indebtedness is of the same tranche or series of such Credit Agreement Refinancing Indebtedness), (ii) such Indebtedness shall have a maturity date that is no earlier than the maturity date of the Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Credit Agreement Refinanced Debt (without giving effect to any prepayments thereof) as of the date of determination, (iii) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Credit Agreement Refinanced Debt when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the maturity date of the Credit Agreement Refinanced Debt at the time of incurrence, issuance or obtainment of such Indebtedness) or (y) on then current market terms for such type of Indebtedness (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (iv) the terms of such Credit Agreement Refinancing Indebtedness that constitutes notes do not provide for any amortization or any mandatory redemption or prepayment provisions or rights prior to the Latest Term Loan Maturity Date in effect at the time of the issuance thereof (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights after an event of default, which shall be on no greater than a pro rata basis with other Indebtedness secured on a pari passu basis with such Credit Agreement Refinancing Indebtedness in the case of an asset sale or casualty or condemnation event or excess cash flow) and (v) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, all accrued interest, fees and premiums (if any) in connection therewith shall be paid and all unutilized commitments thereunder shall be terminated, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and, provided, further, that, “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (ii) and (iii) of the first proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (A) the occurrence of the date specified for the “rollover” and (B) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (ii) and (iii) above).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date and without duplication, an amount determined on a cumulative basis equal to:

(a) $175,000,000, plus

(b) an amount equal to 50% of the cumulative Consolidated Net Income of the Borrower for the period (taken as one accounting period) commencing from the first day of the first full fiscal quarter following the Closing Date to the end of the fiscal quarter most recently ended in respect of which a Compliance Certificate has been delivered as required hereunder or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(c) the sum of (i) the Net Cash Proceeds (or, if the proceeds thereof are other than cash, the Fair Market Value of such proceeds) of any Permitted Equity Issuance and 100% of the aggregate amount of cash contributions to the common capital of the Borrower (and 100% of the aggregate Fair Market Value of property other than cash contributed to the common capital of the Borrower), in each case after the Closing Date plus the Net Cash Proceeds of issuances or incurrences of Indebtedness or Disqualified Equity Interests after the Closing Date of the Borrower or any Restricted Subsidiary owed or issued, as applicable, to a Person other than the Borrower or a Restricted Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests (other than Disqualified Equity Interests) of the Borrower at such time, plus

(d) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(t) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of, or contribution to the capital of, an Unrestricted Subsidiary or the making or acquisition of any other Investment, an amount equal to the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment but not in excess of the amount of the Cumulative Credit invested, plus

(e) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(t) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, an amount equal to the Fair Market Value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) but not in excess of the amount of the Cumulative Credit invested; plus

(f) any Declined Amounts;

as such amount may be reduced from time to time to the extent that all or a portion of the Cumulative Credit is applied to make Investments, Restricted Payments or prepayments of Junior Financing or Unsecured Financing to the extent permitted hereunder.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are noncash items) and (vi) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) the gross part of accounts receivable comprising the receivables and other related assets subject to such Permitted Receivables Financing minus (y) collections actually received by such Person against the amounts sold pursuant to clause (x).

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to, (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate then applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within two Business Days after the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other syndicated credit agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations; provided that a Lender shall cease to be Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or any substantial part of its assets, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, (iv) become subject to forced liquidation or (v) made a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Lender or any direct or indirect parent company thereof or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii), (d)(iii), (d)(iv) or (d)(v) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon notification of such determination by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and the Lenders.

“Delayed Draw Funding Date” means the date on or after the Closing Date and on or prior to the Delayed Draw Termination Date on which the Initial Term Loans are funded.

“Delayed Draw Termination Date” means the date that is 120 days after the Closing Date.

“Delayed Draw Ticking Fee” has the meaning specified in Section 2.09(b)(iii).

“Deposit Account” has the meaning assigned to it in the Security Agreement.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 7.05(q) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such Fair Market Value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(q) to the extent the Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the closing of the applicable Disposition).

“Designated Persons” means any person or entity listed on a Sanctions List.

“Designation Date” has the meaning specified in Section 2.18(f).

“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors or employees of the Borrower or any Restricted Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or a Restricted Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Disqualified Lenders” means (a) any bank, financial institution, other institution or Person identified by the Borrower by name in writing to the Arrangers by the Borrower prior to the date of the Engagement Letter and (b) any Competitor, supplier or customer identified by the Borrower by name in writing to the Administrative Agent from time to time, which designation shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments and (c) with respect to clause (a) and (b), any known Affiliate thereof that is clearly identifiable as an Affiliate; provided that a Person that would be a Disqualified Lender pursuant to clause (a) or (b) above shall not constitute a Disqualified Lender if such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Competitor, supplier or customer or other Person described in clause (b) above makes investment decisions for such Person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one of its Subsidiaries in order to purchase Term Loans of any Tranche in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(a) Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Tranche of Term Loans that will be the subject of the Auction (an

“Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction for such Term Loans at issue.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par (such discount being the “Reply Discount”) that must be expressed as a price, which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent (and shall authorize the Administrative Agent to adjust the same to reflect any ratable treatment required by clause (c) below).

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount with respect to all Loans (the “Applicable Discount”) for the Auction, which shall be the highest Reply Discount for which the Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the lowest Reply Discount. The Borrower or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, the Borrower or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan to such Person under Section 10.07(b)(iii)). For the avoidance of doubt, none of (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) any natural person or (C) any Disqualified Lender shall be an Eligible Assignee.

“Engagement Letter” means the Engagement Letter, dated as of March 23, 2014, among the Borrower, Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including applicable common law, regulations, ordinances, rules, judgments, orders, decrees or governmental restrictions relating to pollution, the protection of the environment, the release of Hazardous Materials into the environment and human exposure to Hazardous Materials, including those related to the treatment, transport, storage and disposal of Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, obligation, loss, claim, action, suit, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests; provided that any instrument evidencing Indebtedness convertible into or exchangeable for any of the foregoing shall not be deemed Equity Interests unless and until any such instruments are so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person (as defined in Section 3(9) of ERISA) who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make a required contribution to a Multiemployer Plan; (c) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (e) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (f) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (k) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (l) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (a) of this definition, the rate per annum equal to (i) the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBOR rate (“ICE LIBOR”), as published by

Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in Dollars or an Alternate Currency, as applicable, (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or an Alternate Currency, as applicable, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (b) of this definition, the rate per annum as of such date equal to (i) ICE LIBOR, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such date, for deposits in Dollars or an Alternate Currency, as applicable, with a term of one month commencing two Business Days following such date or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or an Alternate Currency, as applicable, for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, at no time shall the Eurodollar Rate for any purpose be less than 0.75% per annum with respect to Initial Term Loans.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the

FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Euros” means the single currency of the member states of the European Communities that adopt or have the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to the excess of:

(a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower for such Excess Cash Flow Period plus (ii) the amount of all noncash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income minus (iii) the aggregate net amount of losses attributable to the sale, transfer or other Disposition or abandonment of assets, business units or property (“asset sales”) or losses from discontinued operations with respect to the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus

(b) the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(i) Capital Expenditures, except to the extent made using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness), that are (A) actually made during such Excess Cash Flow Period or (B) at the option of the Borrower, committed although not actually made during such Excess Cash Flow Period; provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to clause (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such Excess Cash Flow Period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are actually spent;

(ii) Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes to the extent they exceed the amount of tax expense deducted is determining Consolidated Net Income for such period;

(iii) Restricted Payments made by the Borrower and the Restricted Subsidiaries to the extent that such Restricted Payments are made in cash under

Section 7.06(j) solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

(iv) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of (A) Indebtedness for borrowed money and (B) the principal component of payments in respect of Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries (in each case, excluding the Obligations and the Revolving Credit Commitments); provided that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Credit;

(v)(A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow and (B), to the extent included in determining Consolidated Net Income, the aggregate amount of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments (other than commodity Swap Contracts);

(vi) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Cumulative Credit;

(vii) to the extent not deducted in arriving at Consolidated Net Income, cash fees, and expenses in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated);

(viii) the aggregate amount of expenditures, except to the extent made using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness), that are actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period or expensed but not deducted in arriving at Consolidated Net Income;

(ix) cash used or, at the option of the Borrower, committed to be used to consummate a Permitted Acquisition or any Investment, in each case, as permitted under Section 7.02, except to the extent made or to be made using proceeds, payments or other amounts available from events or circumstances that were not included in determining Consolidated Net Income (including any proceeds from Indebtedness); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to any Excess Cash Flow Period as a result of a Permitted Acquisition or Investment that has been committed to be consummated but not yet actually consummated during such period then (x) such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Permitted Acquisition or Investment, as the case may be, being actually consummated in the immediately succeeding Excess Cash Flow Period and (y) such amount shall be added to Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the Permitted Acquisition or Investment is not actually consummated during such succeeding period;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xii) the aggregate principal amount of all mandatory prepayments of the Facilities made during such Excess Cash Flow Period pursuant to Section 2.05(b)(ii), or of other First Lien Obligations during such Excess Cash Flow Period pursuant to requirements under the agreements governing such First Lien Obligations similar to the requirements set forth in Section 2.05(b)(ii) or, in each case, reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of Consolidated Net Income (and are not in excess of such increase) for such Excess Cash Flow Period;

(xiii) the amount representing accrued expenses for cash payments (including with respect to deferred compensation or retirement plan obligations) that are not paid in cash during such Excess Cash Flow Period; provided that such amounts will be added to Excess Cash Flow for the following Excess Cash Flow Period to the extent not paid in cash within such Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period); and

(xiv) net noncash gains and credits to the extent included in arriving at Consolidated Net Income; minus

(c) any increase in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the end of such Excess

Cash Flow Period minus Net Working Capital at the beginning of such Excess Cash Flow Period) or increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or asset sales of property by the Borrower and the Restricted Subsidiaries during such period), except as a result of the reclassification of items from short term to long term or vice versa; plus

(d) any decrease in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the beginning of such Excess Cash Flow Period minus Net Working Capital at the end of such Excess Cash Flow Period) or decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or asset sales of property by the Borrower or any of the Restricted Subsidiaries completed during such period), except as a result of the reclassification of items from short term to long term or vice versa.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Stock Holding Company (other than Visteon International Holdings, Inc., Visteon European Holdings, Inc. and Visteon Global Technologies, Inc.), (b) an Unrestricted Subsidiary, (c) an Immaterial Subsidiary, (d) a Domestic Subsidiary of any Foreign Subsidiary that is a CFC, (e) a Captive Insurance Subsidiary, (f) a Non-Profit Restricted Subsidiary, (g) a Subsidiary created after the Closing Date in connection with the establishment of a Joint Venture with any Person, (h) an existing Joint Venture that is prohibited by Law, regulation, such entity’s Organization Documents or other governing documents or Contractual Obligation from guaranteeing the Obligations or that would require a governmental (or regulator) consent, approval, license or authorization in order to provide such guaranty, (i) a Securitization Subsidiary, (j) each non-wholly owned Restricted Subsidiary that was a non-wholly owned Restricted Subsidiary on the Closing Date, to the extent that the Laws of any Governmental Authority prohibit such Person from providing a guaranty of the Obligations, (k) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (but only so long as such prohibition continues) and listed on Schedule 1.01(a) hereto (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition (disregarding, in the case of Indebtedness for borrowed money, Indebtedness with an amount below the Threshold Amount) but not entered into in contemplation thereof), (l) a Foreign Subsidiary and (m) The Visteon Fund.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Exempt Deposit Account” means (i) each Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting on behalf of another person who is not a Loan Party in connection with any engagement, and such Loan Party does not own such Deposit Account for its own benefit, and (ii) any Deposit Account containing only the assets of Persons (other than Affiliates of the Borrower) for whom a Loan Party or any Subsidiary is serving as a fiduciary or on a contractual basis and, except in the case of any mistake promptly corrected upon knowledge thereof, none of the assets of any Loan Party or any Subsidiary.

“Existing Credit Agreement” means that certain Amended and Restated Revolving Loan Credit Agreement, dated as of April 6, 2011, by and among the Borrower, the other credit parties signatory thereto, the lenders signatory thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and the other agents party thereto, as amended, supplemented or otherwise modified from time to time.

“Existing Letter of Credit Facility” means that certain Letter of Credit Reimbursement and Security Agreement, dated as of November 16, 2009, by and between the Borrower and U.S. Bank National Association, a national banking institution, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Loans” has the meaning specified in Section 2.18(a).

“Existing Notes” has the meaning specified in Section 5.07.

“Existing Revolving Tranche” has the meaning specified in Section 2.18(a).

“Existing Term Loans” has the meaning specified in Section 2.18(a).

“Existing Term Tranche” has the meaning specified in Section 2.18(a).

“Existing Tranche” has the meaning specified in Section 2.18(a).

“Extended Loans” has the meaning specified in Section 2.18(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.18(a).

“Extended Revolving Tranche” has the meaning specified in Section 2.18(a).

“Extended Term Loans” has the meaning specified in Section 2.18(a).

“Extended Term Tranche” has the meaning specified in Section 2.18(a).

“Extended Tranche” has the meaning specified in Section 2.18(a).

“Extending Lender” has the meaning specified in Section 2.18(b).

“Extension” has the meaning specified in Section 2.18(b).

“Extension Date” has the meaning specified in Section 2.18(d).

“Extension Amendment” has the meaning specified in Section 2.18(c).

“Extension Election” has the meaning specified in Section 2.18(b).

“Extension Request” has the meaning specified in Section 2.18(a).

“Extension Request Deadline” has the meaning specified in Section 2.18(b).

“Facility” means the Initial Term Facility, any Incremental Term Facility, any other Tranche of Term Commitments or Term Loans, the Initial Revolving Credit Facility, any other Tranche of Revolving Credit Commitments, the Letter of Credit Sublimit and any other Facility hereunder, as the context may require.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which shall be conclusive if reasonably determined in good faith).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Fee Letters, dated as of March 23, 2014, by and between each of the Borrower and Barclays Bank PLC, the Borrower and Citigroup Global Markets Inc., the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Borrower and Morgan Stanley Senior Funding, Inc. and the Borrower and UBS Securities LLC.

“First Lien Obligations” means the Obligations, any Incremental Equivalent Debt (other than any Incremental Equivalent Debt that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations (but without regard to control of remedies)), any Permitted Pari Passu Secured Refinancing Debt and/or any other Indebtedness permitted to be secured on a pari passu basis with the Liens securing the Obligations pursuant to Section 7.01, collectively.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Lender” has the meaning specified in Section 3.01(e).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries that provides pension benefits with respect to employees employed outside the United States,.

“Foreign Stock Holding Company” means any Domestic Subsidiary that has no material assets other than capital stock of one or more Foreign Subsidiaries that are CFCs.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, and shall in any event include Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1 (such Subsidiaries of the Borrower not to include any Excluded Subsidiary or Foreign Subsidiary) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12; provided that, upon the assignment of the Obligations hereunder to the Successor Borrower in accordance with Section 10.24, the Borrower shall be deemed to be a Guarantor under this Agreement and shall enter into any additional Loan Documents or amendments or supplements thereto as reasonably requested by the Administrative Agent.

“Guaranty” means (i) the Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 and (ii) the Parent Guaranty, as applicable.

“Hazardous Materials” means all radioactive and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including those characterized as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant”.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent; provided that no such Person that is not a Lender on the date hereof or an Affiliate of such a Person shall be considered a Hedge Bank or a Secured Party until such time as it shall have delivered written notice to the Administrative Agent that such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“HVCC” means Halla Visteon Climate Control Corporation, a company organized under the Laws of the Republic of (South) Korea.

~~“HVCC Total Net Leverage Ratio” means, with respect to HVCC, on a consolidated basis, as of any four consecutive fiscal quarters of HVCC then last ended and for which Section 6.01 Financials have been delivered to the Administrative Agent (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) (an “HVCC Test Period”), the ratio of (a) Consolidated Funded Indebtedness (less the unrestricted cash and Cash Equivalents of HVCC and its Restricted Subsidiaries as of the end of such HVCC Test Period) of HVCC and its Restricted Subsidiaries as of the end of such HVCC Test Period to (b) Consolidated EBITDA of HVCC and its Restricted Subsidiaries for such HVCC Test Period.~~

~~“HVCC Total Net Leverage Requirement” means, with respect to the incurrence, issuance of assumption of Indebtedness, the requirement that on a Pro Forma Basis, on the date of determination after giving effect to such incurrence, issuance or assumption of Indebtedness and the use of the proceeds thereof (but without giving effect to any unrestricted cash and Cash Equivalents of HVCC that will be received from the proceeds of such Indebtedness), the HVCC Total Net Leverage Ratio as of the end of the HVCC Test Period will not exceed 2.00:1.00 (it being understood that if Pro Forma Effect is given to the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this “HVCC Total Net Leverage Requirement”).~~ “HVCC Sale” means the sale of HVCC pursuant to that certain Share Purchase Agreement dated as of December 17, 2014, by and among the Borrower, VIHI, LLC, Hahn & Co. Auto Holdings Co., Ltd. and Hankook Tire Co., Ltd.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of determination, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) Consolidated EBITDA for the applicable Test Period (when combined with the Consolidated EBITDA of all Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of the Consolidated EBITDA of the Borrower for the applicable Test Period.

“Incremental Amount” means, at any date of determination an amount not in excess of (x) the total of (A) $~~500,000,000~~350,000,000 plus (B) the aggregate amount of voluntary prepayments of Loans (including purchases of the Loans by the Borrower and /or its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price in cash of such Loans below par, and in the case of any Loans that are not Term Loans, a corresponding permanent commitment reduction, in each case except to the extent financed with the incurrence of Consolidated Funded Senior Secured Indebtedness) minus (C) the sum of (i) the aggregate principal amount of any Revolving Facility Increase, Term Facility Increase or any Incremental Commitment pursuant to Section 2.14, 2.15 or 2.16 in each case incurred in reliance on this clause (x), plus (ii) the aggregate principal amount of any issuance or incurrence of Incremental Equivalent Debt pursuant to Section 2.17 in each case incurred in reliance on this clause (x) plus (y) on such date, the maximum aggregate principal amount that can be incurred without causing the Borrower not to be in Pro Forma Compliance (after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof) with the Maximum Senior Secured Net Leverage Requirement; provided that, (1) if Pro Forma Effect is given to the entire committed amount of any such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this definition and (2) any such Indebtedness may only be incurred under clause (y) when there is no capacity to incur such Indebtedness under clause (x).

“Incremental Commitments” has the meaning specified in Section 2.16(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.16(c).

“Incremental Equivalent Debt” has the meaning specified in Section 2.17(a).

“Incremental Equivalent Debt Documentation” means, collectively, the indentures, loan agreements, credit agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is issued or incurred.

“Incremental Term Facility” has the meaning specified in Section 2.16(a).

“Incremental Term Loan” has the meaning specified in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person with respect to redemption, repayment or other repurchase (excluding accrued dividends to the extent not increasing liquidation preference) in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent the holders of such Indebtedness do not have recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means each of the Persons providing a financing commitment pursuant to the Engagement Letter.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitment of all Revolving Credit Lenders shall be $200,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Initial Revolving Credit Commitments at such time.

“Initial Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” or opposite a comparable caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $600,000,000.

“Initial Term Facility” means, at any time, (a) prior to the funding of the Initial Term Loans on the Delayed Draw Funding Date, the aggregate Initial Term Commitments of all Term Lenders at such time and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.

“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter, as selected by the Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Interiors Business” means the Borrower’s global interiors business.

“Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person; provided, however, that Swap Contracts entered into and investments made by the Borrower or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or a “rabbi trust” formed in connection with such plans shall not constitute “Investments” for purposes of this Agreement. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amounts which increase the Cumulative Credit).

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, in each case with a stable or better outlook.

“Investment Grade Ratings Designation” has the meaning specified in Section 7.14(a).

“IP Rights” has the meaning set forth in Section 5.16.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, a letter of credit application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Johnson Controls Inc. Acquisition” means the acquisition by the Borrower of the electronics business of Johnson Controls Inc., a Wisconsin corporation.

“Joint Venture” means any Person a portion (but not all) of the Equity Interests of which is owned directly or indirectly by the Borrower but which is not a wholly owned Subsidiary.

“Judgment Currency” has the meaning specified in Section 10.25.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity date or expiration date applicable to any Term Loan, Revolving Credit Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Commitment (or Loan thereunder), any Specified Refinancing Commitment (or Loan thereunder), any Extended Term Tranche, any Extended Revolving Tranche (or Loan thereunder) or any Tranche of Term Loans modified pursuant to Section 10.01, in each case, as extended in accordance with this Agreement from time to time.

“Latest Revolving Termination Date” means, at any date of determination, the latest maturity date or expiration date applicable to any Revolving Credit Loan or Revolving Credit Commitment hereunder at such time, including the latest maturity or expiration date of any Specified Refinancing Revolving Credit Commitment (or Loan thereunder) or any Extended Revolving Credit Commitment (or Loan thereunder), in each case, as extended in accordance with this Agreement from time to time.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any Tranche of Term Loans hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Term Facility (or Loan thereunder), any Specified Refinancing Commitment (or Loan thereunder), any Extended Term Tranche or any Tranche of Term Loans modified pursuant to Section 10.01, in each case, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(c)(i) or refinanced as a Revolving Credit Borrowing pursuant to Section 2.03(c)(ii).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each of Bank of America, N.A. and Citibank, N.A., each in its capacity as an issuer of standby Letters of Credit hereunder (it being understood that the foregoing shall not be obligated to issue any trade or commercial letters of credit hereunder) or any respective successor issuer of Letters of Credit hereunder and (b) any other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as to which a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day); provided that, as to any L/C Issuer, the Letter of Credit Expiration Date shall not, without the prior written consent of such L/C Issuer in accordance with the provisions hereof, be later than the day that is five (5) Business Days prior to the Scheduled Maturity Date of the Initial Revolving Credit Facility as of the Closing Date.

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan, a Specified Refinancing Term Loan, an Initial Revolving Credit Loan, an Extended Loan under an Extended Revolving Commitment, a Specified Refinancing Revolving Loan, a Swing Line Loan, or any modified Loan pursuant to a Loan Modification.

“Loan Documents” means, collectively, (i) this Agreement, (ii) Amendment No. 1, (iii) the Notes, (~~iii~~iv) the Guaranty, (~~iv~~v) the Collateral Documents, (~~v~~vi) any Pari Passu Intercreditor Agreement and any Other Intercreditor Agreement, (~~vi~~vii) any Extension Amendment, (~~v~~viii)

any joinder agreement entered into pursuant to Section 2.14, 2.15 or 2.16, (~~vi~~ix) any Refinancing Amendment and (~~vii~~x) any letter of credit application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit; but specifically excluding Secured Hedge Agreements and Secured Cash Management Agreements.

“Loan Modification” has the meaning specified in Section 10.01.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents, in each case as against the Loan Parties.

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $3,000,000) owned in fee by a Loan Party.

“Material Subsidiary Guarantor” means any Subsidiary Guarantor that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K), individually (but including the Equity Interests of any Person owned by such Subsidiary Guarantor) constitutes (a) at least 5.0% of Consolidated Total Assets as of such date or (b) at least 5.0% of the consolidated revenues of the Borrower for the applicable Test Period.

“Maturity Date” means: (a) with respect to the Initial Revolving Credit Facility, the earlier of (i) April 9, 2019 and (ii) the date of termination in whole of the Initial Revolving Credit Commitments (including in respect of L/C Credit Extensions) pursuant to Section 2.06(a) or 8.02, (b) with respect to the Initial Term Facility, the earliest of (i) April 9, 2021, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02, (c) with respect to any Tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (d) with respect to any Specified Refinancing Term Loans or Specified Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (e) with respect to any Incremental Term Facility, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Facility and (f) with respect to any Tranche of Loans or Commitments modified pursuant to a Loan Modification, the final maturity date as specified in the applicable amendment to this Agreement in respect of such modified Loan or Commitment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Senior Secured Net Leverage Requirement” means, with respect to any incurrence, issuance or assumption of Indebtedness pursuant to clause (y) of the definition of Incremental Amount, the requirement that, on a Pro Forma Basis, on the date of determination after giving effect to such incurrence, issuance or assumption of Indebtedness, and the use of the proceeds thereof (but without giving effect to any unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries that will be received from the proceeds of such Indebtedness), the Total Senior Secured Net Leverage Ratio as of the end of the Test Period shall not exceed 2.00:1.00 (it being understood that if Pro Forma Effect is given to the entire committed amount of any such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this “Maximum Senior Secured Net Leverage Requirement”); provided that, solely for the purpose of calculating the Total Senior Secured Net Leverage Ratio pursuant to this definition, (i) all commitments with respect to the relevant Revolving Facility Increase, Term Facility Increase, Incremental Commitments or Incremental Equivalent Debt, as applicable, shall be deemed to be fully drawn, (ii) any Incremental Equivalent Debt issued or incurred pursuant to Section 2.17 shall be deemed to constitute Consolidated Funded Senior Secured Indebtedness without regard to the requirements set forth in the definition thereof; and (iii) any proceeds of such Indebtedness shall not qualify as “unrestricted cash or Cash Equivalents” of the Borrower and the Restricted Subsidiaries for the purposes of calculating the Total Senior Secured Net Leverage Ratio for the purposes of this definition.

“Maximum Total Net Leverage Ratio” means, with respect to the (a) making of any Investment pursuant to Section 7.02(t), (b~~) incurrence of Indebtedness pursuant to Section 7.03(q), (c~~) declaration or payment of a Restricted Payment pursuant to Section 7.06(f) or (~~d~~c) prepayment of Indebtedness pursuant to Section 7.13(a)(i), as applicable, on a Pro Forma Basis after giving effect to such making, declaration, payment or prepayment, as the case may be, the Total Net Leverage Ratio shall not exceed 3.00:1.00.

“Maximum Total Net Leverage Requirement” means, with respect to any incurrence, issuance or assumption of Indebtedness, the requirement that, on a Pro Forma Basis, on the date of determination after giving effect to such incurrence, issuance or assumption of Indebtedness and the use of the proceeds thereof (but without giving effect to any unrestricted cash and Cash Equivalents of the Borrower that will be received from the proceeds of such Indebtedness), the Total Net Leverage Ratio as of the end of the Test Period shall not exceed 2.50:1.00 (it being understood that if Pro Forma Effect is given to the entire committed amount of any such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this “Maximum Total Net Leverage Requirement”).

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.18(e).

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified.

“Mortgaged Properties” means any Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Cash Proceeds” means an amount equal to:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary (other than any Disposition of any Permitted Receivables Financing Assets by the Borrower or any Restricted Subsidiary to a Securitization Subsidiary) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations and (y) in the case of any Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) that are secured by Collateral on an equal and ratable basis with the Facilities, if such asset constitutes Collateral, any amounts in excess of the ratable portion (based on any then outstanding Term Loan Tranches and any then outstanding Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) that are secured by Collateral on an equal and ratable basis with the Facilities) of such Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) required to be repaid in connection with such Disposition or Casualty Event), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and known Environmental Liabilities or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition, (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Restricted Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof and (H) the amount of any payments required to be made by the Borrower or any Restricted Subsidiary in respect of such Disposition pursuant to equity options, management incentive plans or similar obligations in each case entered into in the ordinary course of business, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any noncash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above;

(b) with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, other out-of-pocket expenses and other customary or reasonable fees and expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith;

(c) with respect to the Disposition of any Permitted Receivables Financing Assets by the Borrower or any Restricted Subsidiary to a Securitization Subsidiary, the excess, if any, of (x) the cash and Cash Equivalents that at any time exceed $5,000,000 received in connection with (i) any sale of Permitted Receivables Financing Assets by the Borrower or any Restricted Subsidiary, (ii) the repayment to the Borrower or any Restricted Subsidiary of any loan solely to finance the purchase from the Borrower or any Restricted Subsidiary of Permitted Receivables Financing Assets and (iii) any return of capital invested by the Borrower or any Restricted Subsidiary in a Securitization Subsidiary for such Permitted Receivables Financing over (y) customary upfront fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such Permitted Receivables Financing and not already deducted from the amounts received pursuant to clause (x) above; and

(d) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable or issuance and other out-of-pocket fees and expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith.

“Net Working Capital” means, with respect to the Borrower, Consolidated Current Assets minus Consolidated Current Liabilities.

“New Lenders” has the meaning specified in Section 2.16(b).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Extending Lender” has the meaning specified in Section 2.18(e).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Profit Restricted Subsidiaries” means any Restricted Subsidiary that is exempt from income taxes and is organized and operated exclusively for charitable, scientific, testing for public safety or educational purposes (within the meaning of Section 501(c)(3) of the Code or, in the case of any non-U.S. Restricted Subsidiary, any similar provision under the laws of the jurisdiction in which such non-U.S. Restricted Subsidiary is organized).

“Non-Recourse Debt” means all Indebtedness (i) as to which neither the Borrower nor any Restricted Subsidiary provides any Guarantee or other credit support (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise), (ii) the explicit terms of which provide there is no recourse against any of the assets of the Borrower or any Restricted Subsidiary and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Factoring Assets” means, with respect to any Receivable subject to a Permitted Factoring Program, all collections relating to such Receivable and all lockboxes and similar arrangements and collection accounts into which the proceeds of such Receivable or a Related Security with respect to such Receivable are collected or deposited, all rights of the applicable Foreign Subsidiary in, to and under the related purchase and sale agreements, and all other rights and payments relating to such Receivable. For the avoidance of doubt, Other Factoring Assets shall not include any assets included in the Collateral or any assets of any Loan Party.

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Securitization Assets” means, with respect to any Receivable subject to a Permitted Receivables Financing, all collections relating to such Receivable and all lockboxes and similar arrangements and collection accounts into which the proceeds of such Receivable or Related Security with respect to such Receivable are collected or deposited, all rights of the applicable Foreign Subsidiary in, to and under the related purchase and sale agreements, and all other rights and payments relating to such Receivable. For the avoidance of doubt, Other Securitization Assets shall not include any assets included in the Collateral or any assets of any Loan Party.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means: (a) with respect to any Tranche of Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means, after the consummation of a Successor Borrower transaction under Section 10.24, Visteon Corporation, a Delaware corporation.

“Parent Guaranty” has the meaning specified in Section 10.24.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(k).

“PATRIOT Act” has the meaning specified in Section 10.23.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Exceptions” has the meaning specified in the Security Agreement.

“Permitted Acquisition” means a purchase, acquisition or other Investment permitted under Sections 7.02(j), 7.02(gg~~), 7.02(hh~~), 7.02(ii) or 7.02(kk).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any capital contribution to the Borrower (other than with respect to Disqualified Equity Interests) or sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Borrower.

“Permitted Factoring Program” means (a) Non-Recourse Debt relating to the sale or financing of Receivables (other than Receivables included in the Collateral) and any Related Security or (b) other sales (in connection with the financings of) and financings of Receivables and any Related Security (it being understood that Standard Factoring Undertakings shall be permitted in connection with such financings).

“Permitted Junior Refinancing Debt” means (A) any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior-priority basis to the Liens on the Collateral securing the Obligations and other First Lien Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on Collateral that is junior to the Liens on Collateral securing the Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Other Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Obligations and (B) any unsecured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” and (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures; provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Pari Passu Intercreditor Agreement or an Other Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies); provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower and the Subsidiary Guarantors, then the Administrative Agent, the Borrower and the Guarantors shall have executed and delivered a Pari Passu Intercreditor Agreement or an Other Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Financing” means any Receivables Financing of a Securitization Subsidiary that meets the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries

(other than any Securitization Subsidiary), on the one hand, and the Securitization Subsidiary, on the other, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Securitization Subsidiary shall be made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b), and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and OID thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations arising under the Loan Documents and was required to be subordinated when initially incurred, such Refinancing Indebtedness is subordinated in right of payment to the Obligations arising under the Loan Documents on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is secured by a second-priority or other junior priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders and was required to be subject to such intercreditor arrangements when initially incurred, such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (e) to the extent the Indebtedness being Refinanced constitutes Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Refinancing Debt, the terms and conditions of the

Refinancing Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Refinancing Indebtedness than those applicable to the Indebtedness being Refinanced, when taken as a whole, (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the maturity date of the Indebtedness being Refinanced at the time of such Refinancing) or (y) otherwise such terms and conditions are on current market terms for such type of Refinancing Indebtedness (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the Refinancing, together with a reasonably detailed description of the material terms and conditions of such Refinancing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (f) such Refinancing Indebtedness is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

“Permitted Restructuring Transaction” means transactions to facilitate intercompany legal entity and tax restructurings, including the transactions described in that certain disclosure letter delivered on the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan or a Foreign Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Pounds” means the lawful currency of the United Kingdom.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a)

historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Dispositions or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness or Disqualified Equity Interests, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.19), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the principal amount of Term Loans of such Tranche of such Lender) at such time and the denominator of which is the amount of the Aggregate Commitments (and, in the case of any Term Loan Tranche and without duplication, the principal amount of Term Loans of such Tranche) under the applicable Facility or the Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Rating Agencies” means Moody’s and S&P.

“Receivables” means any indebtedness, accounts receivable and other obligations owed to any Foreign Subsidiary, or in which such party has a security interest or other interest, or any right of such Foreign Subsidiary to payment from or on behalf of an obligor, whether constituting an account, chattel paper, instrument or general intangible contract rights including rights to returned or repossessed goods, insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, arising in connection with the sale or lease of goods or the rendering of services by such Foreign Subsidiary, including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or a Securitization Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Borrower or any Restricted Subsidiary.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Permitted Receivables Financing to repurchase Receivables arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Refinance,” “Refinancing” and “Refinanced” have the meaning given to such terms in the definition of Permitted Refinancing.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.21.

“Refinancing Debt Documentation” means, collectively, the indentures, loan agreements, credit agreements or other similar agreements pursuant to which any Credit Agreement Refinancing Indebtedness is issued or incurred, together with all instruments and other agreements in connection therewith.

“Refunded Swing Line Loans” shall have the meaning assigned to such term in Section 2.04(b)(iv).

“Register” has the meaning set forth in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the FRB as in effect from time to time.

“Regulation U” means Regulation U of the FRB as in effect from time to time.

“Regulation X” means Regulation X of the FRB as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Security” means with respect to any Receivable, (a) all of the relevant Foreign Subsidiary’s interest, in any inventory and goods (including returned or repossessed inventory and goods), and documentation or title evidencing the shipment or storage of any inventory and goods (including returned or repossessed inventory and goods), relating to any sale giving rise to such Receivable, and all insurance contracts with respect thereto; (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable, together with all Code financing statements or similar filings and security agreements describing any collateral relating thereto; (c) all guaranties, letters of credit, letter of credit rights, supporting obligations, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable; (d) all service contracts and other contracts, agreements, instruments and other writings associated with such Receivable; (e) all records related to such Receivable or any of the foregoing; (f) all of the relevant Foreign Subsidiary’s right, title and interest in, to and under the sales agreement and related performance guaranty and the like in respect of such Receivable; and (g) all proceeds of any of the foregoing.

“Relevant Transaction” has the meaning set forth in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning set forth in Section 3.07(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means (a) the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries (including any new or additional term loans under this Agreement) the primary purpose of which is to reduce the yield of the Initial Term Loans, (i) having an effective interest rate margin or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practices in consultation with the Borrower, after giving effect to, among other factors, interest rates, margins, upfront or similar fees, recurring periodic fees in substance equivalent to interest, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or similar fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the effective interest rate margin for, or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower on the same basis) of, the Initial Term Loans and (ii) the proceeds of which are used to prepay or repay, in whole or in part, principal of outstanding Initial Term Loans (including by converting all or any portion of the Initial Term Loans into such Indebtedness) and (b) any amendment, waiver or other modification to this Agreement which would have the effect of and the primary purpose of which would be reducing the effective interest rate margin for, or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower on the same basis) of, the Initial Term Loans (other than, in each case, any such transaction or amendment or modification accomplished together with the substantially concurrent refinancing of all Facilities hereunder in connection with a Change of Control).

“Request for Credit Extension” means (a) with respect to a Borrowing (other than a Swing Line Borrowing) a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a letter of credit application and (c) with respect to a Swing Line Borrowing, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the sum of the Term Commitments and Term Loans at such date; provided that the Term Commitments and Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Revolving Credit Loan, each of the following: each date of a Revolving Credit Borrowing of a Eurodollar Rate Loan denominated in an Alternate Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternate Currency pursuant to Section 2.02 and (iii) such additional dates as the Administrative Agent shall reasonably request or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternate Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably request or the Required Lenders shall require.

“Reversion Date” has the meaning set forth in Section 7.14(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means, as to each applicable Revolving Credit Lender, (i) its Initial Revolving Credit Commitment, if any, (ii) its Specified Refinancing Revolving Credit Commitment, if any, (iii) its Extended Revolving Commitment, if any, (iv) its Revolving Credit Commitment with the same terms and conditions modified on the same day pursuant to a Loan Modification, if any, and (v) without duplication of the foregoing, its commitment to provide Revolving Credit Loans in connection with a Revolving Facility Increase, if any, in each case as the context may require.

“Revolving Credit Facility” means, at any time, the aggregate amount of any Tranche of Revolving Credit Commitments of the Revolving Credit Lenders at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means Initial Revolving Credit Loans, Extended Loans under an Extended Revolving Commitment, Specified Refinancing Revolving Loans (other than Term Loans) with the same terms and conditions modified on the same day pursuant to a Loan Modification, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Facility Increase” has the meaning specified in Section 2.14(a).

“Revolving Facility Increase Lender” has the meaning specified in Section 2.14(b).

“Rollover Indebtedness” means Indebtedness of any Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to Section 2.05(a).

“S&P” means Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.18 Additional Amendment” has the meaning specified in Section 2.18(c).

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.02(b).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower and such Cash Management Bank in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated by the Hedge Bank that is party to the Swap Contract and the Borrower in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements, any Supplemental Administrative Agent, each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Article IX and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securitization Subsidiary” means a Subsidiary of the Borrower or another Person formed for the purposes of engaging in a Permitted Receivables Financing and to which a Foreign Subsidiary transfers Receivables and which engages in no activities other than in connection with the financing of Receivables of Foreign Subsidiaries, and any business or activities incidental or related to such financing, and in the case of a Subsidiary which is designated by the board of directors of the Borrower (as provided below) to be a Securitization Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Borrower or any of their Restricted Subsidiaries (excluding guaranties of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Borrower or any of their Restricted Subsidiaries (other than the Securitization Subsidiary) in any other way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Borrower or any of their Restricted Subsidiaries (other than Receivables and Related Security as provided in the definition of “Permitted Receivables Financing”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of their Restricted Subsidiaries has any material contract, agreement, arrangement or understanding (other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower and their Restricted Subsidiaries than those that might be obtained at the time from Persons who are not Affiliates of the Borrower) other than fees payable in the ordinary course of business in connection with servicing Receivables, and (c) with which neither the Borrower nor any of their Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the board of directors of the Borrower giving effect to such designation, together with a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Security Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit F, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a consolidated basis on any date of determination, that on such date (a) the fair value of the assets of the Borrower and its Subsidiaries exceeds, on a consolidated basis, the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of the debts and other liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which the Borrower and its Subsidiaries have unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Existing Tranche” has the meaning specified in Section 2.18(a).

“Specified Event of Default” means any Event of Default under Section 8.1(a), (f) or (g).

“Specified Refinancing Commitments” means Specified Refinancing Revolving Credit Commitments and/or Specified Refinancing Term Commitment.

“Specified Refinancing Debt” has the meaning specified in Section 2.21(a).

“Specified Refinancing Loans” means Specified Refinancing Term Loans and/or Specified Refinancing Revolving Loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Revolving Credit Commitments” means Specified Refinancing Debt constituting revolving credit commitments.

“Specified Refinancing Term Commitment” means Specified Refinancing Debt constituting term loan commitments.

“Specified Representations” means the representations and warranties made in Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.13, 5.17, 5.19 (subject to customary exceptions and limitations related to closing date perfection requirements in the acquisition context as reasonably agreed to by the Administrative Agent), and 5.20.

“Specified Transaction” means any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement), Disqualified Equity Interests or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Disposition or other disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary or any operational change not in the ordinary course of business, in each case (other than in connection with any operating change) whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business. For purposes of calculating Consolidated EBITDA, the Johnson Controls Inc. Acquisition and the Disposition of the Interiors Business shall be disregarded to the extent of any net increase in Consolidated EBITDA resulting therefrom.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.

“Standard Factoring Undertakings” means representations, warranties, covenants and indemnities entered into by a Foreign Subsidiary which are reasonably customary in a factoring or other sales (in connection with financings of) and financings of Receivables and Related Security, including, without limitation, those relating to the servicing of assets of such factoring or financing; provided that in no event shall Standard Factoring Undertakings include any guaranty of indebtedness incurred in connection with the such factoring, guaranties of obligations of participating Foreign Subsidiaries or the Borrower or any other Subsidiary (other than in the case of Section 7.03(cc), guaranties of obligations or participating Foreign Subsidiaries in respect thereof by other Foreign Subsidiaries).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guaranties by any Foreign Subsidiary of performance entered into by a Foreign Subsidiary which are customary in a Permitted Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking, provided that no Domestic Subsidiary (other than a Securitization Subsidiary) shall be permitted to provide any Standard Securitization Undertakings.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Redesignation” has the meaning set forth in the definition “Unrestricted Subsidiary”.

“Successor Borrower” shall have the meaning specified in Section 10.24.

“Successor Borrower Total Net Leverage Ratio” means, with respect to the Successor Borrower, on a consolidated basis, as of any four consecutive fiscal quarters of the Successor Borrower then last ended and for which financial statements of the Successor Borrower comparable to Section 6.01 Financials have been delivered to the Administrative Agent (a “Successor Borrower Test Period”), the ratio of (a) Consolidated Funded Indebtedness (less the unrestricted cash and Cash Equivalents of the Successor Borrower and its Restricted Subsidiaries as of the end of such Successor Borrower Test Period) of the Successor Borrower and its Restricted Subsidiaries as of the end of such Successor Borrower Test Period to (b) Consolidated EBITDA of the Successor Borrower and its Restricted Subsidiaries for such Successor Borrower Test Period.

“Successor Borrower Total Net Leverage Requirement” means, with respect to the assumption of the Obligations pursuant to this Agreement, the requirement that on a Pro Forma Basis, on the date of determination, after giving effect to such assumption, the Successor Borrower Total Net Leverage Ratio as of the end of the Successor Borrower Test Period will not exceed 1.50:1.00.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suspended Covenants” has the meaning specified in Section 7.14(b).

“Suspension Period” has the meaning specified in Section 7.14(b).

“Suspension Period Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing consisting of Swing Line Loans made by the Swing Line Lender pursuant to Section 2.04(a).

“Swing Line Lender” means Bank of America, N.A., in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.04.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means the lesser of (a) $20,000,000 and (b) the aggregate unused amount of Revolving Credit Commitments then in effect. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each applicable Term Lender, (i) its Initial Term Commitment, if any, (ii) its Incremental Commitment in the form of an Incremental Term Facility, if any, (iii) its Specified Refinancing Term Commitment, if any, (iv) its commitment to provide Extended Term Loans, if any, (v) its commitment to provide Term Loans with the same terms and conditions modified on the same day pursuant to a Loan Modification, if any, and (vi) without duplication of the foregoing, its commitment to provide Term Loans in connection with a Term Facility Increase, if any, in each case as the context may require.

“Term Facility Increase” has the meaning specified in Section 2.15(a).

“Term Facility Increase Lender” has the meaning specified in Section 2.15(b).

“Term Increase Effective Date” has the meaning specified in Section 2.15(d).

“Term Lender” means any Lender that has a Term Commitment or holds a Term Loan.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan, a Specified Refinancing Term Loan or a Term Loan modified pursuant to Loan Modification, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“Test Period” means, as of the date of any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 6.01 Financials have been and/or are required to be delivered to the Administrative Agent, as applicable; provided that, prior to the first date that Section 6.01 Financials have been and/or are required to be delivered to the Administrative Agent, the Test Period in effect shall be the four consecutive fiscal quarters of the Borrower ended December 31, 2013 (it being acknowledged and agreed that the Borrower shall utilize the financials set forth in its most recent filed Form 10-K for any determination in connection with such Test Period).

“Threshold Amount” means $75,000,000.

“Title IV Plan” means a Plan (other than a Multiemployer Plan or a Foreign Plan) that is covered by Title IV of ERISA or Section 412 of the Code, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Net Leverage Ratio” means, with respect to the Borrower on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Funded Indebtedness (less the unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the end of such Test Period) of the Borrower as of the end of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans (including any outstanding Swing Line Loans) and L/C Obligations.

“Total Senior Secured Net Leverage Ratio” means, with respect to the Borrower on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Funded Senior Secured Indebtedness (less the unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the end of such Test Period) of the Borrower as of the end of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Tranche” (a) with respect to Term Loans or Term Commitments, refers to whether such Term Loans or Term Commitments are (1) Initial Term Loans or Initial Term Commitments, (2) Incremental Term Facilities or Incremental Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans or Extended Term Tranches (of the same series), (4) Specified Refinancing Term Loans or Specified Refinancing Term Commitments (of the same series) or (5) Term Loans or Term Commitments with the same terms and conditions modified on the same day pursuant to a Loan Modification and (b) with respect to Revolving Credit Loans or Revolving Credit Commitments, refers to whether such Revolving Credit Loans or Revolving Credit Commitments are (1) Initial Revolving Credit Commitments or Initial Revolving Credit Loans, (2) Extended Revolving Commitments or Extended Loans under such Extended Revolving Commitment (of the same series), (3) Specified Refinancing Revolving Loans or Specified Refinancing Revolving Credit Commitments (of the same series) or (4) Revolving Credit Loans or Revolving Credit Commitments with the same terms and conditions modified on the same day pursuant to a Loan Modification.

“Transactions” means each of the following transactions:

(a) the Borrower obtaining the Facilities and the funding of the Initial Revolving Credit Loans (if any) on the Closing Date;

(b) the Borrower funding the Initial Term Loans on the date that is on or no later than 120 following the Closing Date for general corporate purposes, including, without limitation, financing the redemption of the Borrower’s Existing Notes;

(c) the refinancing, repayment or discharge in full of all indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement and the release of all Liens related thereto; and

(d) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Transaction Costs” has the meaning given to such term in the definition of the Transactions.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.04(b) and (c) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c). “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the Fair Market Value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction, and (c) any similar amount with respect to Foreign Plans.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary after the Closing Date and so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11, (iii) such

Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 7.02 (valued at the Fair Market Value of such Investments at the time of such designation), (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02 (valued at the Fair Market Value of such Investments at the time of such designation), (v) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Incremental Equivalent Debt, any Permitted Junior Refinancing Debt, any Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings in respect thereof), in each case with an aggregate outstanding principal amount in excess of the Threshold Amount and (vi) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (v), and containing the calculations required by the preceding clause (ii) and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent (each, a “Subsidiary Redesignation”); provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11, (C) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (D) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (A) and (B), and containing the calculations required by the preceding clause (B); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary. ~~Notwithstanding the foregoing, HVCC and its Subsidiaries shall be Restricted Subsidiaries at all times; provided, however, that Subsidiaries of HVCC may be designated as Unrestricted Subsidiaries subject to the provisions above and, in addition, so long as the aggregate amount of all Unrestricted Subsidiaries of HVCC do not exceed 15% of the Consolidated EBITDA of HVCC and its Restricted Subsidiaries at the time of such designation as of the end of the Test Period.~~

“Unsecured Financing” means, collectively, any unsecured Incremental Equivalent Debt that is not expressly subordinated in right of payment to the Obligations, together with any Permitted Refinancings thereof.

“Unsecured Financing Documentation” means any documentation governing any Unsecured Financing.

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or other similar governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“YFV Agreement” means the Master Agreement, by and among VIHI, LLC, Huayu Automotive Systems Company Limited, Yanfeng Visteon Automotive Trim Systems Co., Ltd. and Yanfeng Visteon Automotive Electronics Co., Ltd. (“YFVE”), dated as of August 12, 2013.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Section 6.01 Financials, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed) (provided that in the case of any change affecting the computation of the ratio set forth in Section 7.11 following a Suspension Period, either the Borrower or the Required Revolving Lenders may make such negotiation request and any amendment affecting the computation of such ratio for purposes of Section 7.11 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed)); provided that, until so amended, (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof.

(c) Notwithstanding anything to the contrary contained herein, all financial covenants, basket amounts and ratios contained herein or in any other Loan Document shall be calculated (i) without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) without giving effect to any changes in GAAP after the Closing Date that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as capital leases or otherwise reflected as Indebtedness on the Borrower’s consolidated balance sheet.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

Section 1.09 Additional Alternate Currencies.

(a) The Borrower may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Eurodollar Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

Section 1.10 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.11 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.12 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Total Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated (including for purposes of Sections 2.14, 2.15, 2.16 and 2.17) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and subsequent to the end of such four-quarter period but not later than the date of such calculation (notwithstanding that such ratio may be said to be determined as of the end of a Test Period); provided that notwithstanding the foregoing, when calculating the Total Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable, for purposes of (i) the Applicable Rate, (ii) the Applicable Commitment Fee, (iii) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (iv) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.11, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

(b) Until the earlier of the Delayed Draw Funding Date and Delayed Draw Termination Date, the aggregate principal amount of the Initial Term Loans shall be deemed incurred and outstanding for purposes of determining any financial ratio, basket, requirement or other provision set forth in any Loan Document.

Section 1.13 Calculation of Baskets. Unless otherwise specified herein, the baskets set forth in Article VII of this Agreement shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded solely as a result of fluctuations to Consolidated Total Assets after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to Refinance any existing Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such Refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets at the time of incurrence of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or such Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of the relevant existing Indebtedness or Indebtedness secured by such Liens, as applicable, being Refinanced, plus Indebtedness incurred to pay premiums, defeasance costs and fees and expenses in connection therewith.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan denominated in Dollars to the Borrower on the Delayed Draw Funding Date in an aggregate amount not to exceed such Term Lender’s Initial Term Commitment (the “Initial Term Loans”). The initial Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein. In the event that the Initial Term Loans are not funded by 12:00 p.m. New York City time on the Delayed Draw Termination Date, each Term Lender’s Initial Term Commitment shall automatically expire, and each Term Lender shall have no further obligation to make Initial Term Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars or an Alternate Currency (each such loan, an “Initial Revolving Credit Loan”) to the Borrower from time to time on or after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided, however, that after giving effect to any Borrowing of Initial Revolving Credit Loans, (i) the Total Revolving Credit Outstandings applicable to the Initial Revolving Credit Facility shall not exceed the Initial Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Initial Revolving Credit Loans of any Lender (including any exposure under outstanding Swing Line Loans), plus such Lender’s Pro Rata Share (under the Initial Revolving Credit Facility) of the Outstanding Amount of all L/C Obligations (applicable to the Initial Revolving Credit Facility), plus such Lender’s Pro Rata Share (under the Initial Revolving Credit Facility) of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Initial Revolving Credit Commitment. Within the limits of each Lender’s Initial Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that any Revolving Credit Loans denominated in an Alternate Currency shall be Eurodollar Rate Loans. If at the time of any Borrowing of Revolving Credit Loans (including any deemed Borrowing of Revolving Credit Loans made pursuant to Section 2.03) there shall be more than one Tranche of Revolving Credit Commitments, such Borrowing shall be allocated pro rata among such Tranches.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be initially given by telephone as provided below. Each such notice must be received by the Administrative Agent not later than (i) 12:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 12:00 p.m. (New York City time) on the day of the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of Interest Period, (x) the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and (y) not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been so consented to by all the Appropriate Lenders. Each written notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a Committed Loan Notice, and each telephone notice shall be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary contained herein, the Borrower shall not, at any time, be permitted to obtain or convert a Eurodollar Rate Loan that is denominated in an Alternate Currency into a Base Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing, or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until no later than 30 days prior to the Latest Maturity Date of the Revolving Credit Facility, to issue Letters of Credit for the account of the Borrower or any Restricted Subsidiary (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary and any Letter of Credit issued for the account of a Restricted Subsidiary that is not a Loan Party shall be subject to receipt of such “know your customer” documentation as may be requested by the applicable L/C Issuer) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of and after giving effect to such L/C Credit Extension (x) the Total Revolving Credit Outstandings would exceed the aggregate Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share (under the aggregate Revolving Credit Facility) of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Revolving Credit Commitment or (z) the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Each Letter of Credit will be denominated in Dollars or an Alternate Currency, at the request of the Borrower. Notwithstanding anything herein to the contrary, each L/C Issuer shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any prohibited activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any other manner that would result in a violation of any Sanctions by any party to this Agreement.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer and all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) such Letter of Credit is in an initial stated amount of less than $100,000 (or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion);

(F) any Revolving Credit Lender is at that time a Defaulting Lender, if after giving effect to Section 2.20(a)(iv), any Fronting Exposure remains outstanding, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure; or

(G) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(v) It is agreed that, in the case of a commercial letter of credit, such commercial letter of credit shall in no event provide for time drafts or bankers’ acceptances.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a letter of credit application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C issuer, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such letter of credit application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. (New York City time) at least three Business Days (or such shorter period or later time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such letter of credit application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the L/C Issuer otherwise agree); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be the Borrower or a Restricted Subsidiary); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such letter of credit application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii) Promptly after receipt of any letter of credit application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such letter of credit application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a

Letter of Credit for the account of the Borrower or any Restricted Subsidiary (as designated in the letter of credit application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the aggregate Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable letter of credit application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that, a Letter of Credit may, upon the request of the Borrower, be renewed for a period beyond the Letter of Credit Expiration Date if such Letter of Credit has been Cash Collateralized (or other arrangements reasonably satisfactory to the applicable L/C Issuer have been made), and the L/C Issuer has released the Revolving Credit Lenders in writing from their participation obligations with respect to such Letter of Credit; provided, however, that such L/C Issuer shall not permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise) or it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternate Currency, the Borrower shall reimburse the L/C Issuer in such Alternate

Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternate Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternate Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency (and any reimbursement made on such Honor Date shall be taken into account in computing interest and fees in respect of any such Letter of Credit). In the event that (A) a drawing denominated in an Alternate Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternate Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternate Currency in the full amount of the drawing. If the Borrower fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternate Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer in an amount equal to its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Credit Loans (and in the event there shall be more than one Tranche of Revolving Credit Loans, such Default Rate shall be determined based on the Tranche with the highest Default Rate). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(v) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent provided in the second proviso to Section 2.03(f).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower and any other account party shall be conclusively deemed to have waived any such claims against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith (as determined in a final, nonappealable judgment by a court of competent jurisdiction) or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or letter of credit application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share under the aggregate Revolving Credit Facility, a Letter of Credit fee which shall accrue for each Letter of Credit in an amount equal to the Applicable Rate then in effect for Eurodollar Rate Loans with respect to the Revolving Credit Facility associated with such Lender multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account (unless the Borrower has provided Cash Collateral, in which case such fee shall not be due and owing in respect of the portion of the Letter of Credit which has been Cash Collateralized by the Borrower). Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, in respect of the quarterly period then ending (or portion thereof, in the case of the first and last payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 0.125%, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit at a rate equal to 0.125% per annum, computed on the Dollar Equivalent of the maximum daily amount available to be drawn under each Letter of Credit issued by such L/C Issuer on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the quarterly period then ending (or portion thereof, in the case of the first and last payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any letter of credit application, the terms hereof shall control. In the event that any letter of credit application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such letter of credit application to be the same as the analogous provisions herein.

(k) Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days.

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, each unexpired Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of each such non-terminating Tranches up to an aggregate amount for any such Tranche not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any unexpired Letters of Credit are not able to be reallocated pursuant to this clause (i) and there are outstanding Revolving Credit Loans under any non-terminating Tranche, the Borrower agrees to repay, ratably with respect to any such Tranche, all such Revolving Credit Loans (or such lesser amount as is necessary to enable a reallocation of all unexpired Letters of Credit pursuant to this clause (i)) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in a manner reasonably satisfactory to the applicable L/C Issuer but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders of any other Tranche in any Letter of Credit issued before such Maturity Date.

(m) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries

Section 2.04 Swing Line Loans.

(a) Swing Line Loans. On any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving Credit Facility, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower, in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that the Swing Line Lender shall not make any Swing Line Loans if, as of the date of and after giving effect to such Swing Line Loan the Total Revolving Credit Outstandings would exceed the aggregate Revolving Credit Facility; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Initial Revolving Credit Loans of any Lender (including any exposure under outstanding Swing Line Loans), plus such Lender’s Pro Rata Share (under the Initial Revolving Credit Facility) of the Outstanding Amount of all L/C Obligations (applicable to the Initial Revolving Credit Facility), plus such Lender’s Pro Rata Share (under the Initial Revolving Credit Facility) of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Initial Revolving Credit Commitment. Amounts borrowed pursuant to this Section 2.04 may be repaid and reborrowed prior to the Maturity Date for the Initial Revolving Credit Facility. The Swing Line Lender’s Commitment to make Swing Line Loans shall expire on the latest Maturity Date with respect to the Revolving Credit Facility and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) To request the making of a Swing Line Loan hereunder, the Borrower shall notify the Swing Line Lender of such request in writing by delivery (which may be by facsimile) of a Swing Line Loan Notice signed by the Borrower not later than 1:00 p.m. (New York City time) on the date of the proposed Borrowing.

(iii) The Swing Line Lender shall make the amount of its Swing Line Loan available to the Borrower not later than 2:00 p.m. (New York City time) on the date specified in the relevant Swing Line Loan Notice by wire transfer of same day funds to be credited to the account of the Borrower at the principal office designated by the Administrative Agent or such other account as may be designated in writing to the Swing Line Lender by the Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.05, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower) at least one Business Day in advance of the proposed Borrowing, a notice (which shall be deemed to be a Swing Line Loan Notice given by the Borrower) requesting that each Lender holding a Revolving Credit Commitment make Revolving Credit Loans that are Base Rate Loans to the Borrower on the date of such Borrowing in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Revolving Credit Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Credit Loans made by the Revolving Credit Lenders other than the Swing Line Lender shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) if the Swing Line Lender is a Revolving Credit Lender, on the day such Revolving Credit Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Credit Loans to the Borrower. The Borrower hereby authorizes the Swing Line Lender to charge the Borrower’s accounts with the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Credit Loans made by the Revolving Credit Lenders, including the Revolving Credit Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or insolvency, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Credit Lenders.

(v) If for any reason Revolving Credit Loans are not made pursuant to Section 2.04(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Days’ notice from the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the principal office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Credit Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Credit Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate. A certificate of the Swing Line Lender submitted to any Lender with respect to amounts owing under this Section 2.04(b)(v) shall be conclusive absent manifest error. No funding of risk participations hereunder shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest, as provided for in this Agreement.

(vi) Notwithstanding anything contained herein to the contrary, (A) each Revolving Credit Lender’s obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.04(b)(iv) and each Revolving Credit Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.04(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, assets, operations, properties or financial condition of any Loan Party; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Credit Lender to make Revolving Credit Loans hereunder (but not to purchase and fund risk participations in Swing Line Loans pursuant Section 2.02(b) above) are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (2) at a time when any Lender is a Defaulting Lender unless the participations therein have been reallocated in the manner specified in Section 2.20 below or, if not so reallocated, the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the applicable Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c) Resignation and Removal of Swing Line Lender. So long as a replacement Swing Line Lender reasonably acceptable to the Borrower has been identified and has agreed to assume the responsibilities of the Swing Line Lender, the Swing Line Lender may resign as the Swing Line Lender upon thirty days prior written notice to the Administrative Agent, the Lenders and the Borrower. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent of the replaced Swing Line Lender will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of such removal) and the successor Swing Line Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

(d) If the Maturity Date shall have occurred in respect of any Tranche of Revolving Credit Commitments at a time when one or more other Tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), there shall exist one or more Tranches of sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(iii) below; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the Business Day of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the Tranche of Loans to be prepaid includes both Base Rate Loans and Eurodollar Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Sections 2.05(a)(iii) and Section 3.05. Subject to Section 2.20, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to each Tranche of Term Loans as the Borrower may direct, and shall be applied to the remaining amortization payments of such Tranche of Term Loans as directed by the Borrower (and absent any such direction, pro rata among all Tranches of Term Loans to the remaining amortization payments thereunder in direct order of maturity thereof); and each such prepayment shall be paid to the Appropriate Lenders in the same Tranche on a pro rata basis. Any prepayment of a Revolving Credit Loan shall be applied pro rata among each Tranche of Revolving Credit Loans then outstanding (provided that the foregoing shall not apply to any prepayment in connection with the termination of a Tranche of Revolving Credit Loans); and each such prepayment shall be paid to the Appropriate Lenders in the same Tranche on a pro rata basis.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under Section 2.05(a)(i) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) If the Borrower (A) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a) in connection with a Repricing Transaction, (B) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(iii)(A) in connection with a Repricing Transaction, or (C) replaces a Lender pursuant to Section 3.07(a) hereof for failing to consent to any departure, waiver, amendment or modification constituting a Repricing Transaction, in each case prior to the six month anniversary of the ~~Closing~~Amendment No. 1 Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid (or, in the case of clause (C) above, an amount equal to 1.0% of the principal amount of Initial Term Loans repaid or required to be assigned in connection with such replacement).

(iv) Notwithstanding any other provision of this Section 2.05(a), in connection with a refinancing in full of the Facilities any Lender may, with the consent of the Borrower and the Administrative Agent, elect to accept Rollover Indebtedness in lieu of all or part of such Lender’s pro rata portion of any prepayment of Term Loans, made pursuant to this Section 2.05(a).

(b) Mandatory.

(i) Within 10 Business Days after financial statements have been delivered (or, if later, required to be delivered) pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered (or, if later, required to be delivered) pursuant to Section 6.02(b), the Borrower shall prepay, subject to Section 2.05(c), an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended on December 31, 2015), minus (B) the sum of (1) the amount of any cash prepayments of the Term Loans made pursuant to Section 2.05(a) during such fiscal year (and not previously applied by the Borrower in such fiscal year pursuant to the following clause (2) to reduce the prepayment required by this Section 2.05(b)(i) for the immediately preceding fiscal year), (2) at the Borrower’s election, all or any amount of any cash prepayment of the Term Loans made pursuant to Section 2.05(a) after the end of such fiscal year and on or prior to the date of such prepayment, (3) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.06(a) in connection therewith (and solely to the extent of the amount of such reduction), the amount of any cash prepayments of the Revolving Credit Loans made pursuant to Section 2.05(a) during such fiscal year (and not previously applied by the Borrower in such fiscal year pursuant to the following clause (4) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding fiscal year), (4) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.06(a) in connection therewith (and solely to the extent of the amount of such reduction), at the Borrower’s election, all or any amount of any cash prepayment of the Revolving Credit Loans made pursuant to Section 2.05(a) after the end of such fiscal year and on or prior to the date of such prepayment and (5) the portion of the Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured on a pari passu basis with the Obligations on a no more than pro rata basis with the Term Loans; provided that in each case under clause (B) above, no voluntary prepayment funded with the proceeds of an incurrence of Indebtedness with a maturity date more than twelve months from the date of incurrence thereof may be applied pursuant to clause (B) above to reduce the amount of the prepayment required under this Section 2.05(b)(i); and provided further that such percentage in clause (A) above shall be reduced to (x) 25% if the Total Net Leverage Ratio as of the end of such fiscal year was equal to or less than 2.50:1.00 and greater than 2.00:1.00 and (y) 0% if the Total Net Leverage Ratio as of the end of such fiscal year was equal to or less than 2.00:1.00.

(ii) (A) If (I) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition (1) to a Loan Party or (2) by a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party) pursuant to Section 7.05(e), (q), (w) (to the extent required) ~~or~~, (x) or (bb) or (II) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (I) and (II) results in the receipt by the Borrower or such Restricted Subsidiary of aggregate Net Cash Proceeds in excess of $10,000,000 in any fiscal year (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B), the Borrower shall, subject to Section 2.05(b)(viii) hereof, prepay an aggregate principal amount of Loans in an amount equal to the Net Cash Proceeds received from such Relevant Transaction in excess of such annual limit within 15 Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Loans and such other Indebtedness.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower and the Restricted Subsidiaries (including to make Permitted Acquisitions) within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans (subject to the proviso set forth in Section 2.05(b)(ii)(A)) as set forth in this Section 2.05.

(iii)(A) Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of (x) any Specified Refinancing Debt or any Credit Agreement Refinancing

Indebtedness constituting new term loan facilities the Borrower shall prepay the Tranche of Term Loans being refinanced or (y) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay the Term Loans, in each case in an amount equal to 100% of all Net Cash Proceeds received therefrom (disregarding, in the case of clause (x) and for the avoidance of doubt, any Indebtedness incurred contemporaneously therewith, even if of the same tranche or series, if and to the extent such Indebtedness was incurred in accordance with and pursuant to available baskets in Section 7.03 that do not require such Indebtedness to be incurred in the form of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness constituting new term loan facilities) immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(B) Without duplication, upon the receipt by the Borrower or any Restricted Subsidiary of Net Cash Proceeds of the type described in clause (c) of the definition of “Net Cash Proceeds,” the Borrower shall immediately apply such proceeds to the prepayment of Term Loans as set forth in this Section 2.05.

(iv) Upon the incurrence by the Borrower or any Restricted Subsidiary of any Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness constituting revolving credit facilities, the Borrower shall prepay an aggregate principal amount of the Tranche of Revolving Credit Loans being refinanced in an amount equal to 100% of all Net Cash Proceeds received therefrom (disregarding, and for the avoidance of doubt, any Indebtedness incurred contemporaneously therewith, even if of the same tranche or series, if and to the extent such Indebtedness was incurred in accordance with and pursuant to available baskets in Section 7.03 that do not require such Indebtedness to be incurred in the form of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness constituting revolving credit facilities) immediately upon receipt thereof by the Borrower or such Restricted Subsidiary; and each such prepayment shall be paid to the Lenders under such Tranche on a pro rata basis.

(v) If for any reason the sum of the Total Revolving Credit Outstandings under any Tranche at any time exceed the sum of the Revolving Credit Commitments then in effect for such Tranche (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the Borrower shall immediately prepay Revolving Credit Loans under such Tranche and/or Cash Collateralize the L/C Obligations allocable to such Tranche in an aggregate amount as may be necessary to eliminate such excess (provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans under such Tranche, the sum of the Total Revolving Credit Outstandings under such Tranche exceed the aggregate Revolving Credit Commitments then in effect for such Tranche), and each such prepayment shall be paid to the Lenders under such Tranche on a pro rata basis; provided that if any such excess shall result from a change in the applicable exchange rates relating to Alternate Currencies, then such prepayment and/or cash collateralization shall only be required to be made by the Borrower upon one Business Day’s notice from the Administrative Agent.

(vi) Subject to Sections 2.16(e)(vii), 2.18, 2.20 and 2.21, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) (other than pursuant to Sections 2.05(b)(iii)(A)(x)), (iv) and (v)) shall be (i) allocated to the Tranches of Term Loans outstanding based upon the then outstanding principal amounts of the respective Tranches of Term Loans, pro rata, based upon the applicable remaining scheduled installments of principal due in respect of each such Tranche of Term Loans, (ii) applied pro rata to Term Loans of Term Lenders within each Tranche, based upon the outstanding principal amounts owing to each such Term Lender under each such Tranche of Term Loans and (iii) applied to reduce such remaining scheduled installments of principal within each such Tranche in direct order of maturity; provided that (x) with respect to the allocation of such prepayments under this clause (A) between an Existing Term Tranche and Extended Term Tranche of the same extension series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any extension series any such mandatory prepayment unless such prepayment under this clause (A) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Term Loans of the Existing Term Tranche, if any, from which such Extended Loans were converted or exchanged (unless such Term Loans of the Existing Term Tranche have otherwise been repaid in full) and (y) the Borrower may allocate less than a pro rata amount of such prepayment to any Incremental Term Loan or Refinancing Term Loan to the extent so provided in the applicable joinder agreement or Refinancing Amendment, respectively, and (B) each prepayment of Term Loans required by Section 2.05(b)(iii)(A)(x) shall be (i) allocated to the Tranche or Tranches of Term Loans being Refinanced, (ii) applied pro rata to Term Loans of Term Lenders within each Tranche subject to such prepayment, based upon the outstanding principal amounts owing to each such Term Lender under each such Tranche or Tranches of Term Loans and (iii) applied to reduce such remaining scheduled installments of principal within each such Tranche or Tranches in direct order of maturity.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05, and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii). Each prepayment of Loans under any Tranche pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurodollar Rate Loans under the Tranche being prepaid; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under the Tranche being prepaid to the full extent thereof before application to Eurodollar Rate Loans under such Tranche, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05.

(viii) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), are or is prohibited, restricted or delayed by (x) applicable local law or (y) material constituent document restrictions (including, without limitation, as a result of a minority ownership) from being repatriated to the United States, (A) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, if such permission is granted within eighteen (18) months of a prepayment excused pursuant to this clause (viii), such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would result in material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), utilization of the net operating losses of the Borrower and its Subsidiaries shall be excluded from the Borrower’s determination of whether such prepayment would result in material adverse tax consequences to the Borrower or any of its Subsidiaries; provided further that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c) Term Lender Opt-Out. With respect to any prepayment of Term Loans pursuant to Section 2.05(b) (other than pursuant to Section 2.05(b)(iii)(A), Section 2.05(b)(iv) or Section 2.05(b)(v)) the Borrower may elect, at its option, to allow the Term Lenders to decline to accept the applicable prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b) (other than under Section 2.05(b)(iii)(A), Section 2.05(b)(iv) or Section 2.05(b)(v)) at least 10 Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b) (other than under Section 2.05(b)(iii)(A), Section 2.05(b)(iv) or Section 2.05(b)(v)) (the “Prepayment Amount”) and whether or not the Borrower has elected to give the Term Lenders the option to decline such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). If the Borrower has elected to allow the Term Lenders to decline to accept a prepayment, any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (other than such prepayment pursuant to Section 2.05(b)(iii)(A), Section 2.05(b)(iv) or Section 2.05(b)(v)) (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans under any Term Loan Tranche owing to Declining Lenders shall be retained by the Borrower (such remaining amounts, “Declined Amounts”).

Section 2.06 Termination or Reduction of Commitments.

(a) Optional.

(i) The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) any Tranche of Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder and reallocations pursuant to 2.03(l), the Total Revolving Credit Outstandings allocable to such Tranche would exceed the Revolving Credit Commitments in respect of such Tranche, (B) the Swing Line Sublimit if, after giving effect thereto, the Outstanding Amount of Swing Line Loans, when combined with all other outstanding Revolving Credit Loans, would exceed the Revolving Credit Commitment or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(ii) Any such notice of termination or reduction of commitments pursuant to Section 2.06(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 2:00 p.m. (New York City time) on the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) Upon the incurrence by the Borrower or any Restricted Subsidiary of any commitments with respect to Specified Refinancing Revolving Loans, the Revolving Credit Commitments of the Lenders of the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the aggregate principal amount of such commitments.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(v) The aggregate Initial Revolving Credit Commitments shall automatically and permanently be reduced to zero on the Maturity Date with respect to the Initial Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s ratable share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Initial Term Loans. Beginning with the fiscal quarter ending September 30, 2014, the Borrower shall repay to the Administrative Agent, for the ratable account of the Term Lenders holding Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments on the dates (or if such day is not a Business Day, the immediately preceding Business Day) set forth below as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.15 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Closing Date)):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date for the Initial Term Facility	0.25% of the aggregate principal amount of the aggregate Initial Term Loans on the Delayed Draw Funding Date

Maturity Date for the Initial Term Facility	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

(b) Initial Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders under the Initial Revolving Credit Facility on the Maturity Date for the Initial Revolving Credit Facility the aggregate principal amount of all Initial Revolving Credit Loans outstanding on such date.

(c) Incremental Term Loans. The principal amount of Incremental Term Loans of each Term Lender shall be repaid by the Borrower as provided in the amendment to this Agreement in respect of such Incremental Term Loans as contemplated by Section 2.16, subject to the requirements of Section 2.16 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Incremental Term Loans pursuant to Section 2.15 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such Incremental Term Loans as contemplated by Section 2.16 for the initial incurrence of such Incremental Term Loans)). To the extent not previously paid, each Incremental Term Loan shall be due and payable on the Maturity Date applicable to such Incremental Term Loans.

(d) Specified Refinancing Term Loans. The principal amount of Specified Refinancing Term Loans of each Term Lender shall be repaid by the Borrower as provided in the Refinancing Amendment, subject to the requirements of Section 2.21 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Specified Refinancing Term Loans pursuant to Section 2.15 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the Refinancing Amendment for the initial incurrence of such Specified Refinancing Term Loans)). To the extent not previously paid, each Specified Refinancing Term Loan shall be due and payable on the Maturity Date applicable to such Specified Refinancing Term Loans.

(e) Specified Refinancing Revolving Loans. The Borrower shall repay to the Lenders of any Specified Refinancing Revolving Loans on the Maturity Date applicable to such Specified Refinancing Revolving Loans the aggregate principal amount of all Specified Refinancing Revolving Loans outstanding on such date.

(f) Extended Term Loans. The principal amount of Extended Term Loans of each Extending Lender shall be repaid as provided in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.18, subject to the requirements of Section 2.18 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06). To the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.

(g) Extended Revolving Commitments. The Borrower shall repay to the Lenders under any Extended Revolving Commitments on the Maturity Date applicable to the Loans under such Extended Revolving Commitments the aggregate principal amount of all Loans outstanding under such Extended Revolving Commitments on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b) The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Initial Revolving Credit Facility in accordance with its Pro Rata Share of the Initial Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Initial Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Initial Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.20. The commitment fee under the Initial Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Initial Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the Maturity Date for the Initial Revolving Credit Facility.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

(iii) Commencing on the date that is forty-six (46) days after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender that has an Initial Term Commitment, a commitment fee on the Initial Term Commitments at a rate per annum equal to (i) 50% of the Applicable Rate for Eurodollar Rate Loans under the Initial Term Facility from the date that is forty-six (46) days after the Closing Date through and including the date that is ninety (90) days after the Closing Date (or the Delayed Draw Funding Date, if earlier) and (ii) 100% of the Applicable Rate for Eurodollar Rate Loans under the Initial Term Facility from the date that is ninety-one (91) days after the Closing Date until and including the Delayed Draw Termination Date (the “Delayed Draw Ticking Fee”) (or the Delayed Draw Funding Date, if earlier). The Delayed Draw Ticking Fee will be earned, due and payable in full on the earlier of (a) the Delayed Draw Funding Date and (y) the date of termination of the Initial Term Commitments (whether occurring on or prior to the Delayed Draw Termination Date).

(iv) The Borrower shall pay to the Administrative Agent, (A) for the account of each Term Lender on the Delayed Draw Funding Date, an upfront fee equal to 0.25% of the aggregate principal amount of the Initial Term Loans made on the Delayed Draw Funding Date, and (B) for the account of each Revolving Credit Lender on the Closing Date, an upfront fee equal to the amount set forth in the applicable Fee Letter or other letter agreement.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest or fees for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(c)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and acceleration of the Loans pursuant to Section 8.02 and the repayment of all other Obligations after an acceleration of the Loans pursuant to Section 8.02. Except in any case where a demand is excused as provided above, any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained in the United States by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections

2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. Except as provided in Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or in the applicable Alternate Currency and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the highest interest rate applicable to Term Loans that are Base Rate Loans. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time, (b) the Outstanding Amount of all Swing Line Loans outstanding at such time and (c) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.19, (B) the assignments and participations (including by means of a Dutch Auction and open market repurchases) described in Section 10.07, (C) the incurrence of any Rollover Indebtedness in accordance with Section 2.05(a)(iv), any Incremental Commitments in accordance with Section 2.16, any Specified Refinancing Debt in accordance with Section 2.21, any Permitted Junior Refinancing Debt or Permitted Pari Passu Secured Refinancing Debt permitted under Section 7.03 or any Extension in accordance with Section 2.18, (D) any loan modification offer described in Section 10.01, or (E) any applicable circumstances contemplated by Sections 2.14, 2.15, 2.18, 2.20 or 3.07.

Section 2.14 Increase in Revolving Credit Facility.

(a) The Borrower may from time to time, upon written notice by the Borrower to the Administrative Agent specifying the proposed amount thereof, request an increase, from any Lender or any Additional Lender, in any Tranche of Revolving Credit Commitments (each, a “Revolving Facility Increase”) (which shall be on the same terms as, and become part of, the applicable Tranche of Revolving Credit Commitments (except as otherwise provided in clause (f)) by an aggregate principal amount not to exceed, at the time the Revolving Facility Increase becomes effective and assuming any such Revolving Facility Increase is fully drawn, the Incremental Amount; provided that any such request for a Revolving Facility Increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount of any Revolving Facility Increase that may be requested under this Section 2.14.

(b) Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, a “Revolving Facility Increase Lender”) to whom the Borrower proposes any portion of such Revolving Facility Increase be allocated and the proposed amounts of such allocation; provided that (w) any Lender approached to provide all or a portion of the Revolving Facility Increase may elect or decline, in its sole discretion, to increase its applicable Tranche of Revolving Credit Commitments (it being understood that there is no obligation to approach any existing Lenders to provide any portion of the Revolving Facility Increase) and (x) the Administrative Agent, the L/C Issuer and the Swing Line Lender shall have the right to consent (each such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such portion of the Revolving Facility Increase if such consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender would be required under Section 10.07 for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Person. At the time of sending such notice to any existing Lenders that are approached to provide all or a portion of a Revolving Facility Increase, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its applicable Tranche of Revolving Credit Commitment.

(c) The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made under this Section 2.14.

(d) If a Revolving Credit Facility is increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving

Credit Increase Effective Date”) and the final allocation of such Revolving Facility Increase among the applicable Revolving Facility Increase Lenders which need not be on a ratable basis for all existing Lenders of the applicable Tranche. The Administrative Agent shall promptly notify the Revolving Credit Lenders of the final allocation of such Revolving Facility Increase and the Revolving Credit Increase Effective Date. In connection with any Revolving Facility Increase, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to reflect any technical changes necessary to give effect to such Revolving Facility Increase in accordance with its terms as set forth herein.

(e) Such Revolving Facility Increase shall become effective, as of the applicable Revolving Credit Increase Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Revolving Facility Increase (or, in the case of a Revolving Facility Increase incurred to finance a Permitted Acquisition, the condition set forth in this clause (i) shall be limited to Specified Events of Default (and not any other event of default)), (ii) after giving effect to the making of any Revolving Credit Loans or the effectiveness of any Revolving Facility Increase, the conditions set forth in Section 4.02(a) shall be satisfied (or, in the case of an Revolving Facility Increase incurred to finance a Permitted Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations (and not any other representations or warranties) (conformed as necessary for such acquisition); (iii) the Revolving Facility Increase shall be effected pursuant to one or more joinder agreements (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the Revolving Facility Increase Lenders, and to the extent applicable, the Administrative Agent and the L/C Issuer, and each of which shall be recorded in the Register, (iv) the Borrower shall have delivered a certificate of the Borrower dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i) and (ii) have been satisfied and that the Borrower is in Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11, (v) the Borrower shall be in Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K)) as though such incurrence or acquisition had been consummated as of the first day of the applicable Test Period), (vi) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all applicable Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and evidencing the approval of such Revolving Facility Increase by the Borrower and each Material Subsidiary Guarantor and (vii) all fees and expenses owing in respect of such Revolving Facility Increase to the Administrative Agent and the applicable Lenders shall have been paid.

On the Revolving Credit Increase Effective Date, the Borrower shall prepay any Revolving Credit Loans or L/C Advances outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances, as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Tranche subject to such Revolving Facility Increase arising from any nonratable increase in the Revolving Credit Commitments under such Tranche pursuant to this Section.

(f) Any Revolving Facility Increase shall be on the same terms and pursuant to the same documentation as the Tranche or Tranches, as applicable, of Revolving Credit Loans and Revolving Credit Commitments increased thereby as of the Revolving Credit Increase Effective Date (including with respect to upfront fees, OID or similar fees required to consummate such Revolving Facility Increase); provided that it is agreed that the Applicable Rate of the applicable existing Tranche of Revolving Credit Commitments may be increased to equal the Applicable Rate of such increased Tranche of Revolving Credit Commitments to satisfy the requirements of this clause (f)).

(g) Notwithstanding anything to the contrary contained herein, there shall be no more than ten (10) Revolving Facility Increases under this Agreement.

Section 2.15 Increase in Term Facility.

(a) After the earlier of (i) the Delayed Draw Funding Date and (ii) the Delayed Draw Termination Date, the Borrower may from time to time, upon written notice by the Borrower to the Administrative Agent specifying the proposed amount thereof, request an increase, from any Lender or any Additional Lender, in any Tranche of Term Loans (each, a “Term Facility Increase”) (which shall be on the same terms as, and become part of, the applicable Tranche of Term Loans hereunder (except as otherwise provided in Sections 2.15(d) and 2.15(f)) by an aggregate principal amount not to exceed, at the time the time of incurrence, the Incremental Amount; provided that any such request for a Term Facility Increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount of any Term Facility Increase that may be requested under this Section 2.15.

(b) Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, a “Term Facility Increase Lender”) to whom the Borrower proposes any portion of such Term Facility Increase be allocated and the proposed amounts of such allocation; provided that (w) any Lender approached to provide all or a portion of the Term Facility Increase may elect or decline, in its sole discretion, to increase its applicable Tranche of Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide any portion of the Term Facility Increase) and (x) the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such portion of the Term Facility Increase if such consent of the Administrative Agent would be required under Section 10.07 for an assignment of Term Loans or Term Commitments to such Person. Any applicable Lender not responding within such time period shall be deemed to have declined to increase its applicable Tranche of Term Loans.

(c) The Administrative Agent shall notify the Borrower and each applicable Lender of the applicable Lenders’ responses to each request made under this Section 2.15.

(d) If any Tranche of Term Loans is increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such Term Facility Increase among the applicable Term Facility Increase Lenders which need not be on a ratable basis for all existing Lenders of the applicable Tranche. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Tranche of Term Loans subject to the Term Facility Increase set forth in Section 2.07(a) (or any other applicable amortization schedule for the relevant Tranche of Term Loans) shall be amended in a writing (which may be executed and delivered solely by the Borrower and the Administrative Agent) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date. In addition, in connection with any Term Facility Increase pursuant to this Section 2.15, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to reflect any technical changes necessary to give effect to such Term Facility Increase in accordance with its terms as set forth herein.

(e) Such Term Facility Increase shall become effective, as of the applicable Term Increase Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Term Facility Increase (or, in the case of a Term Facility Increase incurred to finance a Permitted Acquisition, the condition set forth in this clause (i) shall be limited to Specified Events of Default (and not any other event of default)), (ii) after giving effect to the making of any Term Loans or the effectiveness of any Term Facility Increase, the conditions set forth in Section 4.02(a) shall be satisfied (or, in the case of an Term Facility Increase incurred to finance a Permitted Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations (and not any other representations or warranties) (conformed as necessary for such acquisition); (iii) the Term Facility Increase shall be effected pursuant to one or more joinder agreements (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the Term Facility Increase Lenders, and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the Register, (iv) the Borrower shall have delivered a certificate of the Borrower dated as of the Term Increase Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i) and (ii) have been satisfied and that the Borrower is in Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11, (v) the Borrower shall be in Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such incurrence or acquisition had been consummated as of the first day of the applicable Test Period), (vi) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all applicable Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and evidencing the approval of such increase by the Borrower and each Material Subsidiary Guarantor and (vii) all fees and expenses owing in respect of such increase to the Administrative Agent and the applicable Lenders shall have been paid. The additional Term Loans made pursuant to any Term Facility Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Any Term Facility Increase shall (except as otherwise provided in Section 2.15(d) with respect to amortization) be on the same terms and pursuant to the same documentation as the Tranche or Tranches, as applicable, of Term Loans increased thereby as of the Term Increase Effective Date (including with respect to upfront fees, OID or similar fees required to consummate such Term Facility Increase); provided that it is agreed that the Applicable Rate of the applicable existing Tranche of Term Loans may be increased to equal the Applicable Rate of such increased Tranche of Term Loans to satisfy the requirements of this clause (f)).

Section 2.16 New Incremental Commitments.

(a) After the earlier of (i) the Delayed Draw Funding Date and (ii) the Delayed Draw Termination Date in case of Incremental Term Loans, the Borrower may from time to time, upon written notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request, from any Lender or any Additional Lender, to add one or more new term loan facilities to the Facilities (each, an “Incremental Term Facility”; and any commitment made by a Lender thereunder, an “Incremental Commitment”; and any advance made by a Lender thereunder, an “Incremental Term Loan”), in an aggregate principal amount not to exceed, at the time of incurrence, the Incremental Amount; provided that any such request for an Incremental Commitment shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount that may be requested under this Section 2.16.

(b) Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Term Lender” and collectively, the “New Lenders”) to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the proposed amounts of such allocations; provided that (w) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any Incremental Commitment) and (x) the Administrative Agent and the L/C Issuer shall have the right to consent (each such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such Incremental Commitments if such consent of the Administrative Agent and the L/C Issuer would be required under Section 10.07 for an assignment of Loans or Commitments to such Person. At the time of sending such notice to any Lenders that are approached to provide all or a portion of an Incremental

Commitment, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond. Any Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Commitments. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made under this Section 2.16.

(c) If an Incremental Commitment is added in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Commitment Effective Date”) and the final allocation of such Incremental Commitment among the New Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of the Incremental Commitment and the Incremental Commitment Effective Date. In connection with any addition of an Incremental Commitment pursuant to this Section 2.16, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to give effect to such Incremental Commitments in accordance with its terms as set forth herein (including the addition of such Incremental Term Facility as a “Facility” hereunder and treated in a manner consistent with the other Facilities, as applicable, including for purposes of prepayments and voting).

(d) Such Incremental Commitments shall become effective, as of the applicable Incremental Commitment Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Commitment (or, in the case of an Incremental Commitment incurred to finance a Permitted Acquisition, the condition set forth in this clause (i) shall be limited to Specified Events of Default (and not any other event of default)), (ii) after giving effect to the making of any Incremental Term Loans, the conditions set forth in Section 4.02(a) shall be satisfied (or, in the case of an Incremental Commitment incurred to finance a Permitted Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations (and not any other representations or warranties) (conformed as necessary for such acquisition); (iii) the Incremental Commitments, as applicable, shall be effected pursuant to one or more joinder agreements (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the Incremental Term Lenders and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the Register, (iv) the Borrower shall have delivered a certificate of the Borrower dated as of the Incremental Commitment Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i), (ii) and (vi) have been satisfied and that the Borrower is in Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11, (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all applicable Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and evidencing the approval of such increase by the Borrower and each Material Subsidiary Guarantor, (vi) the Borrower shall be in

Pro Forma Compliance with the Maximum Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such incurrence or acquisition had been consummated as of the first day of the applicable Test Period) and (vii) all fees and expenses owing in respect of such Incremental Commitment to the Administrative Agent and the applicable Lenders shall have been paid.

(e) The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Facilities shall be as determined by the Borrower; provided that, except as set forth in the proviso below, to the extent such terms, provisions and documentation are not consistent with the Initial Term Facility, they shall be reasonably satisfactory to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Commitment, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); provided further that:

(i) such Incremental Commitment and the Loans thereunder shall rank pari passu in right of payment, have the same borrower and guarantees as, and be secured on an equal and ratable basis with (by the same Collateral securing), the Initial Term Loans and the Revolving Credit Loans under the Initial Revolving Credit Facility, as applicable;

(ii) the final maturity of any Tranche of Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date in effect at the time of incurrence;

(iii) the Weighted Average Life to Maturity of such Incremental Term Facility shall be no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Tranches of Term Loans outstanding at the time of incurrence;

(iv) subject to clauses (ii) and (iii) of this proviso, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Incremental Term Lenders providing such Incremental Term Facility;

(v) any Incremental Term Facility may participate on a pro rata basis or less than pro rata basis (but, except as otherwise expressly permitted by this Agreement, not on a greater than pro rata basis) in any prepayments of the Initial Term Facility pursuant to Section 2.05(a) and 2.05(b) (other than prepayments of the Initial Term Facility pursuant to Section 2.05(b)(iii)(A)(x)), as specified in the applicable joinder agreement;

(vi) the All-In Yield applicable to the Incremental Term Loans of each Tranche shall be determined by the Borrower and the applicable New Lenders and shall be set forth in each applicable joinder agreement; provided that, with respect to any Incremental Term Loans of any Tranche secured on a pari passu basis in right of payment and security with the Obligations, the All-In Yield applicable to such Incremental Term

Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar Rate or Base Rate floor) with respect to the Initial Term Loan is increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans, minus 50 basis points; provided that any increase in All-In Yield to any existing Initial Term Loan due to the application of a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurodollar Rate or Base Rate floor applicable to such existing Initial Term Loan; and

(vii) subject to clause (vi) above, any fees payable in connection with any such Incremental Commitment shall be determined by the Borrower and the Lenders providing such Incremental Commitment.

(f) The Loans and Commitments made or established pursuant to this Section 2.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents continue to be perfected under the Uniform Commercial Code or otherwise to the extent required under Section 6.12 and the Collateral Documents after giving effect to the extension or establishment of any such Loans or any such Commitments.

Section 2.17 Incremental Equivalent Debt.

(a) The Borrower may from time to time, upon written notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, issue or incur Indebtedness in respect of one or more series of senior unsecured notes, senior secured pari passu or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement or customary bridge facility in respect of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), junior lien or unsecured loans or junior lien secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by the Collateral on a pari passu or junior basis, as applicable, with the Obligations, that are issued or made in lieu of an Incremental Term Facility pursuant to an indenture, a note purchase agreement, loan or credit agreement or otherwise (such Indebtedness, collectively, “Incremental Equivalent Debt”) in a principal amount not to exceed the Incremental Amount at the time of incurrence.

(b) As a condition precedent to the issuance or incurrence of any Incremental Equivalent Debt pursuant to this Section 2.17, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the date of issuance or incurrence of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in the following clauses (ii) through (viii) have been satisfied and, if applicable, that the Borrower is in Pro Forma Compliance with the Maximum

Senior Secured Net Leverage Requirement, to the extent applicable, and the financial covenant set forth in Section 7.11, (ii) such Incremental Equivalent Debt shall not be borrowed by or subject to any Guarantee by any Person other than the Borrower and a Guarantor, respectively, (iii) to the extent such Incremental Equivalent Debt is secured, (x) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (y) such Incremental Equivalent Debt shall be secured either on an “equal and ratable” basis with the other Facilities or on a “junior” basis to the Liens that secure the Facilities, in each case solely on all or some of the Collateral that secures the Facilities and (z) such Incremental Equivalent Debt shall be subject to (A) in the case of Incremental Equivalent Debt that will be secured by the Collateral on a pari passu basis with the Obligations, a Pari Passu Intercreditor Agreement or an Other Intercreditor Agreement and (B) in the case of Incremental Equivalent Debt that will be secured by the Collateral on a junior priority basis to the Obligations, an Other Intercreditor Agreement, (iv) (A) the final maturity of any Incremental Equivalent Debt consisting of revolving credit commitments shall be no earlier than the Latest Revolving Termination Date in effect at the time of incurrence and (B) the final maturity of any other Incremental Equivalent Debt shall be no earlier than the Latest Term Loan Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, (v) (A) the terms of such Indebtedness that constitutes notes do not provide for any mandatory prepayment, repurchase, redemption or sinking fund obligations prior to the Latest Term Loan Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty or condemnation event, and customary acceleration rights after an event of default and (B) the terms of any Incremental Equivalent Debt (other than revolving credit commitments) have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Tranches of Term Loans outstanding at the time of incurrence, (vi) if such Indebtedness is subordinated in right of payment, the Facilities shall have been designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness, (vii) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Facilities when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness) or (y) otherwise such terms and conditions on current market terms for such type of Indebtedness (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (viii) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of such Incremental Equivalent Debt (or, in the case of an incurrence of Incremental Equivalent Debt to finance a Permitted Acquisition, the condition set forth in this clause (viii) shall be limited to Specified Events of Default (and not any other event of default)).

(c) The issuance or incurrence of any Incremental Equivalent Debt shall also be subject, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all applicable Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), including any supplements or amendments to the Collateral Documents providing for such Incremental Equivalent Debt to be secured thereby by the Collateral of the Loan Parties. The Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to secure any Incremental Equivalent Debt with the Collateral of the Loan Parties and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance or incurrence of such Incremental Equivalent Debt, in each case in accordance with the terms set forth in this Section 2.17.

Section 2.18 Extension of Term Loans and Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments, and the related outstanding Revolving Credit Loans in respect thereof, of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.18; provided that (i) no Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by the Borrower to all Lenders with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate Revolving Credit Commitments) and on the same terms to each such Lender and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any

Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except with respect to the following as determined by the Borrower and set forth in the Extension Request: (i) interest margins and fees, (ii) other covenants or other provisions applicable only to periods after the Maturity Date of the applicable Existing Tranche, (iii) in the case of an Extended Revolving Tranche, the final maturity date, (iv) in the case of an Extended Term Tranche, amortization, final maturity date, premium, required prepayment dates and participation in prepayments; provided that, (A) the Weighted Average Life to Maturity of such Extended Tranche shall be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche and (B) the final maturity date of such Extended Term Tranche shall be no earlier than the Maturity Date of the applicable Existing Tranche, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.05 (other than pursuant to Sections 2.05(b)(iii)(A)(x), Section 2.05(b)(iv) or Section 2.05(b)(v)) and (vi) in the case of an Extended Revolving Tranche, (1) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Tranches (and related outstanding Revolving Credit Loans in respect thereof), (B) repayments required upon the Maturity Date of the Extended Revolving Tranches, (C) repayments made in connection with any Refinancing Amendment establishing Specified Refinancing Revolving Credit Commitments and (D) repayments made in connection with a permanent repayment and termination of Commitments) of Revolving Credit Loans with respect to Extended Revolving Tranches after the associated Extension Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing at the time of the relevant Borrowing and repayment, (2) subject to the provisions of Section 2.03(l) and Section 2.04(d) to the extent dealing with Letters of Credit and Swing Line Loans, respectively, which mature (or, with respect to Letters of Credit, expire) after a Maturity Date when there exist Extended Revolving Tranches with a later Maturity Date, all Letters of Credit or Swing Line Loans, as applicable, shall be participated on a pro rata basis by each Lender with a Revolving Credit Commitment in accordance with its Pro Rata Share of the Revolving Credit Commitments as in effect from time to time; provided that, notwithstanding anything to the contrary in this Section 2.18 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans or Initial Revolving Credit Commitments, as applicable, set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date); provided at no time shall there be more than three Tranches of Revolving Credit Commitments hereunder unless otherwise agreed by the Administrative Agent in its sole discretion.

(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.18 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions as set forth in Section 2.18(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.18(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.18 and without limiting the generality or applicability of Section 10.01 to any Section 2.18 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.18 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.18 Additional Amendments do not become effective prior to the time that such Section 2.18 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.18 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.18; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.18 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment except as may be required by the Administrative Agent; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request).

Section 2.19 Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover (x) in the case of any Letter of Credit issued for the account of a U.S. obligor, 100% of all Fronting Exposure and (y) in the case of any Letter of Credit issued for the account of a non-U.S. obligor, 105% of all Fronting Exposure (in each case, after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent or any Approved Domestic Bank selected by the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). The Borrower and/or any such Lender providing the Cash Collateral agree to take such other actions as the Administrative

Agent may reasonably request to establish, maintain and/or perfect the first priority security interest referred to above (including entering into control agreements). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.03, 2.05, 2.06, 2.20 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Sections 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the applicable L/C Issuer, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.20 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lender, third, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuers; fourth, if so reasonably determined by the Administrative Agent or reasonably requested by any applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fifth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; sixth, if so determined by the Administrative Agent and the Borrower, to be held in a noninterest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; seventh, to the payment of any amounts owing to the Lenders or the applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any applicable L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) During any period in which there is a Defaulting Lender with Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Pro Rata Share” of each non-Defaulting Lender shall be determined without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the time of such reallocation, no Default or Event of Default shall be continuing; and (ii) the aggregate obligation of each non-Defaulting Lender under any Tranche of Revolving Credit Commitments to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of

that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender (including any exposure under outstanding Swing Line Loans).

(b) If the Borrower, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of the applicable outstanding Loans of the other Lenders under each relevant Tranche or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their ratable shares (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.21 Specified Refinancing Debt.

(a) The Borrower may, from time to time, and subject to the consent of the Administrative Agent (which consent shall not be unreasonable withheld), add one or more new term loan facilities and new revolving credit facilities to the Facilities that are provided by any Lender or any Additional Lender (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of the Term Loans then outstanding under this Agreement and (ii) all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement (which for purposes of this Section 2.21 will be deemed to include any then outstanding Specified Refinancing Debt, Incremental Commitments, Extended Loans or other Tranches of Loans), in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu or junior in right of payment and of security as the other Loans and Commitments hereunder (as determined by the Borrower); (ii) will not be borrowed and will not be Guaranteed by any Person that is not the Borrower or a Guarantor, respectively; (iii) will be unsecured or secured by only some or all of the Collateral on a pari passu or junior basis with the Obligations (as determined by the Borrower) and, if secured, shall be subject to a Pari Passu Intercreditor Agreement or an Other Intercreditor Agreement, as applicable; (iv)(A) will have such pricing and optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Borrower and the applicable Lenders thereof and/or (B) provide for the payment of additional fees and/or premiums to the Lenders providing such Specified Refinancing Debt in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment; (v) (x) to the extent constituting revolving credit facilities, will have a maturity date that is not prior to the scheduled Maturity Date of the Tranche of Revolving Credit Loans being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Tranche of Term Loans being refinanced; (vi) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment provisions) that are substantially identical to, or less favorable, taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Facilities and Loans being refinanced (as reasonably determined by the Borrower in good faith, which determination shall be conclusive); and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata payment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Section 2.05 and 2.06, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the Latest Term Loan Maturity Date in effect at the time of such refinancing or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal amount (or accreted value, if applicable) greater than the principal amount (or accreted value, if applicable) of the Loans being refinanced plus accrued interest (including, without duplication, interest paid-in-kind), fees and premiums (if any) thereon payable by the terms of the Indebtedness being refinanced and reasonable and customary fees and expenses (including upfront fees, original issue discount and initial yield payments) associated with such refinancing, and the aggregate unused Specified Refinancing Revolving Credit Commitments shall not exceed the unused Revolving Credit Commitments being replaced (it being agreed that, for purposes of assessing whether the foregoing limit on principal amount has been observed, any Indebtedness contemporaneously incurred pursuant to and in accordance with available baskets set forth in Section 7.03 (other than the basket pursuant to which such Specified Refinancing Debt is being incurred) shall be disregarded, even if such Indebtedness is of the same tranche or series of such Specified Refinancing Debt). Any Specified Refinancing Loans may participate on a pro rata basis or on a less than pro rata basis (but, except as otherwise expressly permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of Loans under Section 2.05(b)(i), (ii) or (iii) (other than pursuant to Sections 2.05(b)(iii)(A)(x), Section 2.05(b)(iv) or Section 2.05(b)(v)), as specified in the applicable Refinancing Amendment. It is understood that the Administrative Agent shall have the right to consent (such consent not to be unreasonably withheld or delayed) to any Additional Lender providing such Specified Refinancing Debt if such consent would be required under Section 10.07 for an assignment of Loans or Commitments to such Person.

(b) The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents and any applicable intercreditor agreement providing for such Specified Refinancing Debt to be secured thereby, consistent in all material respects with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new

Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.21.

(c) Each class of Specified Refinancing Debt incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $15,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit and the making of Swing Line Loans for the account of the Borrower or any Restricted Subsidiary, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Initial Revolving Credit Commitments.

(d) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of any Tranche of Revolving Credit Commitments shall be reallocated from Lenders holding Revolving Credit Commitments under such Tranche to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01 or as required by applicable Law, any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Taxes”), excluding, in the case of any Agent, any Lender or any other recipient of any payment to be made by or on account of any Loan Party hereunder or under any other Loan Document, (v) any Tax imposed on or measured by such recipient’s net income (including any branch profits Tax or any similar Tax), and franchise (and similar) Taxes (including minimum Taxes) imposed on it in lieu of net income Taxes, by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office or applicable Lending Office in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising solely from such recipient having executed, delivered or become a party to or performed its obligations under any Loan Document, received a payment or received or perfected a security interest under a Loan Document and/or engaged in any other transaction pursuant to, or enforced, any Loan Document), (w) other than with respect to a Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.07, any United States federal withholding Tax that is imposed on amounts payable to or for the account of a Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts from a Loan Party with respect to such United States federal withholding Tax pursuant to Section 3.01, (x) any U.S. federal withholding taxes imposed under FATCA, (y) any withholding Taxes attributable to such recipient’s failure to comply with Section 3.01(e), and (z) any United States federal backup withholding imposed pursuant to Section 3406 of the Code (all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any Laws (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings attributable to any additional amounts payable under this Section 3.01), each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Loan Party making such payments shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition but without duplication, the Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes which arise from any payment made under any Loan Document or from the execution, delivery or registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment by a Lender (an “Assignment Tax”) if such Assignment Tax is imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction (or any political subdivision thereof) imposing such Assignment Tax (other than a connection arising solely from such Lender or Agent having executed, delivered or performed its obligations or received a payment under, having received or perfected a security interest under, having become a party to or having enforced, and/or having engaged in any other transaction pursuant to this Agreement or any other Loan Document) (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall, jointly and severally, indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any Governmental Authority and imposed on or attributable to amounts payable under this Section 3.01) paid or payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no Loan Party shall be liable for any interest and penalties incurred by an Agent or Lender to the extent such interest or penalties are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent or Lender’s own gross negligence or willful misconduct; and provided further that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by such Agent or Lender shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or such Agent makes a written demand therefor.

(d) If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund (whether received in cash or applied as an offset against other cash Taxes otherwise due and payable) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the relevant Loan Party, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the relevant Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to or for the account of such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(1) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty for which the United States is a party;

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit I that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate, a “United States Tax Compliance Certificate”) and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to or for the account of such Lender under the Loan Documents, together with any supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower, the Administrative Agent and any other Loan Party to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(4) Any Administrative Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of (i) IRS Form W-8ECI with respect to payments to be made to the Administrative Agent for its own account and (ii) a U.S. branch withholding certificate on IRS Form W-8IMY with respect to amounts received on account of any Lender evidencing its agreement with the Borrower to be treated as a U.S. person for U.S. federal withholding Tax purposes. Notwithstanding anything to the contrary in this Section 3.01(e)), no Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver as a result of a change in Law after such Administrative Agent becomes an Administrative Agent.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material unreimbursed economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).

(g) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any Swing Line Lender and any L/C Issuer.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Amended Credit Agreement and any Term Loans and any Revolving Credit Loans made thereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or an Alternate Currency, as applicable, in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits in Dollars or an Alternate Currency, as applicable, are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) by reason of any changes arising on or after the Closing Date affecting the London interbank eurodollar market, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Required Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the application or interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate or (as the case may be) issuing or participating in

Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) any Excluded Taxes or any Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 and (ii) reserve requirements reflected in the Eurodollar Rate), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 10 days after receipt of demand therefor.

(c) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (c) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).

(d) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense (excluding loss of anticipated profits and all administrative processing or similar fees) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower may, on five Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest and, if in connection with a Repricing Transaction, premium, if any, together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the applicable Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than each L/C Issuer), repay all applicable obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms reasonably satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of Commitments with respect to a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (and, if applicable, the Borrower shall pay the amount payable pursuant to Section 2.05(a)(iii)) to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

(d) In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Tranche of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Closing Date. Each Lender’s respective Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or “.pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments:

(i) executed counterparts of (A) this Agreement from the Borrower and (B) a Guaranty from each Guarantor;

(ii) the Security Agreement, duly executed by the Borrower and the Guarantors, together with:

(A) certificates representing the Pledged Interests referenced in the Security Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, including a master intercompany note duly executed by the parties thereto,

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrower and the Guarantors created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C) evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements);

(iii) an Intellectual Property Security Agreement (in the form of Exhibit B to the Security Agreement), duly executed by each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;

(iv) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and the Guarantors as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Borrower and the Guarantors is a party or is to be a party;

(v) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Borrower and the other Guarantors is duly organized or formed, and that each of them is validly existing and in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vi) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(vii) an opinion of Dickinson Wright PLLC, local counsel to Visteon Global Technologies, Inc., a Michigan corporation, addressed to the Administrative Agent and the Lenders on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents.

(b) The Borrower, and each Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten Business Days prior to the Closing Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree).

(c) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date.

(d) The Administrative Agent shall have received a Committed Loan Notice and a letter of credit application, if applicable, in each case relating to the initial Credit Extension.

(e) The Administrative Agent shall have received a solvency certificate from the chief financial officer the Borrower (after giving effect to the consummation of the Transactions) substantially in the form attached hereto as Exhibit G.

(f) All costs, fees, expenses (including legal fees and expenses) and other compensation contemplated by the Engagement Letter and the Fee Letters payable to the

Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due (and, in the case of expenses, to the extent invoiced in reasonable detail at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree)) and required to be paid on the Closing Date.

(g) All amounts due or outstanding in respect of the Existing Credit Agreement shall have been paid in full, all commitments (if any) in respect thereof shall have been terminated, all documents and agreements executed in connection therewith shall have been terminated and all guarantees thereof and security therefor shall have been discharged and released.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

If the proceeds of any Revolving Facility Increase, Term Facility Increase or Incremental Term Loans are being used to finance a Permitted Acquisition, the conditions described in Sections 4.02(a) and 4.02(b) shall be limited to the extent set forth in Section 2.14(e), 2.15(e) or 2.16(d), respectively.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that, subject to the proviso to the first paragraph of this Section 4.02, the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

Section 4.03 Conditions to Initial Term Loans. The obligation of each Lender to honor the request for the Initial Term Loans on the Delayed Draw Funding Date is subject to the following conditions precedent:

(a) The Delayed Draw Funding Date shall have occurred on or prior to the Delayed Draw Termination Date.

(b) If such Delayed Draw Funding Date has occurred after the date that is forty-five days after the Closing Date, the Administrative Agent shall have received the Delayed Draw Ticking Fee.

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(d) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(e) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than in the case of (b)(ii) with respect to the Borrower), (c), (d) and (e), to the extent that any failure to be so or to have such could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in each case (except with respect to any violation, breach or contravention or payment referred to in clause (a)) except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, filings in the United States Patent and Trademark Office and the United States Copyright Office, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iv) the recording of the transfer of registrations and applications for IP Rights upon foreclosure.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) Following the initial delivery of financial statements pursuant to Section 6.01(a), the most recent financial statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Following the initial delivery of financial statements pursuant to Section 6.01(b), the unaudited consolidated financial statements of Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2013, or if later, the date of the most recent financial statements furnished pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries most recently delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(e) No Default or Event of Default has occurred or is occurring.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary, that are reasonably likely to be adversely determined and could, if so determined, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Borrower (a) will only use the proceeds of the Initial Term Loans on the Delayed Draw Funding Date for general corporate purposes, including, without limitation, financing the redemption of the Borrower’s outstanding 6.75% Senior Notes due 2019 (the “Existing Notes”), (b) will use the proceeds of any Borrowings under the Revolving Credit Facility on the Closing Date to pay fees, costs and expenses in connection with any part of the Transactions and for other general corporate purposes and (c) will use the proceeds of all other Borrowings after the Closing Date (other than the Initial Term Loans on the Delayed Draw Funding Date) for any purpose not prohibited hereunder, including, without limitation, the funding of the Johnson Controls Inc. Acquisition.

Section 5.08 Ownership of Property; Liens.

(a) The Borrower and each of the Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title or interests could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, neither the Borrower nor any Subsidiary Guarantor owns any Material Real Property.

Section 5.09 Environmental Compliance. Except as disclosed in Schedule 5.09 hereto or except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Borrower and the Restricted Subsidiaries, and their respective operations and properties, are in compliance with all Environmental Laws.

(b) None of the Borrower or any of the Restricted Subsidiaries are subject to any Environmental Liability or are aware of any basis for any Environmental Liability.

(c)(i) None of the properties currently, or to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of the Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or any analogous foreign, state or local list and (ii) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, except for such releases, discharges and disposals that were in compliance with Environmental Laws.

(d) None of the Material Real Properties contain any Hazardous Materials in amounts or in concentrations which constitute a violation of, or require remedial action under, Environmental Laws or otherwise could reasonably be expected to give rise to an Environmental Liability.

(e) None of the Borrower or any of the Restricted Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

Section 5.10 Taxes. The Borrower and each of the Restricted Subsidiaries has filed all federal, state, local, foreign and other Tax returns and reports required to be filed by it, and have paid all federal, state, local, foreign and other Taxes levied or imposed upon it or its properties, income or assets or otherwise due and payable by it (including in its capacity as withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no current or, proposed in writing, or, to the knowledge of Borrower, threatened Tax assessment, deficiency or other claim against the Borrower or any of the Restricted Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Employee Benefits Plans; Labor Matters.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and its terms, including the timely filing of all reports required under the Code or ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Loan Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan; (ii) no “prohibited transaction”, as defined in Section 406 and 407 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Plan that would subject any Loan Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code; (iii) no Title IV Plan or Foreign Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, or action by a Governmental Authority asserted or instituted against any Plan, Foreign Plan or any Person as fiduciary or sponsor of any Plan; (vi) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (vii) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there no premium payments which have become due that are unpaid; (viii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (ix) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan and (x) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax qualified status.

(b) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of applicable law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

(c) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other material labor disputes against Borrower or any of the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payments made based on hours worked by, employees of Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from Borrower or any of the Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.12 Subsidiaries; Equity Interests. Schedule 5.12 sets forth, as of the Closing Date, the name and jurisdiction and type of organization of the Borrower and its Subsidiaries and as to each Restricted Subsidiary, the percentage of each class of capital stock owned by any Loan Party.

Section 5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowings will be used for any purpose that would entail a violation of the provisions of Regulation T, Regulation U or Regulation X of the FRB.

(b) Neither the making of any Loan or Letter of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.

(c) None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. As of the Closing Date, no written information furnished by or on behalf of any Loan Party (other than projected financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being understood (A) that such projections and forecasts are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

Section 5.15 Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property. The Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.16 is a complete and accurate list of all material (a) registered or applications to register IP Rights owned by the Borrower and the Restricted Subsidiaries as of the Closing Date and (b) exclusive licenses of IP Rights existing as of the Closing Date under which the Borrower or any of the Restricted Subsidiaries is a licensee. The conduct of the business of the Borrower or any Restricted Subsidiary as currently conducted does not infringe upon or violate any rights held by any other Person, except for such infringements and violations which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened in writing, which could reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. As of the Closing Date after giving effect to the consummation of the Transactions, including the making of any Loans (if any) under this Agreement on such date, and after giving effect to the application of the proceeds of such Loans, the Borrower and its respective Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Insurance. Schedule 5.18 sets forth a true, complete and correct description of all material insurance maintained by the Borrower as of the Closing Date. All insurance maintained by the Borrower and the Restricted Subsidiaries is in full force and effect. Each of the Borrower and the Restricted Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses.

Section 5.19 Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State (or other appropriate filing office) of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the

United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens so far as possible under relevant Law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, and to the knowledge of the Borrower and its Subsidiaries, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.21 Status of the Facilities as Senior Indebtedness. The obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness exceeding the Threshold Amount and that is subordinated in right of payment to the Obligations (if applicable).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower ending after the date hereof, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under the Facilities (including, for the avoidance of doubt, any Incremental Commitment, any Incremental Equivalent Debt, any Specified Refinancing Indebtedness, any Extended Loans or any Permitted Refinancing in respect thereof), as applicable, that is scheduled to occur within one year from the time such report and opinion are delivered, (B) as may be required as a result of a prospective or actual default or event of default with respect to any of the foregoing, including any potential or actual inability to satisfy any financial covenant set forth in Section 7.11 of this Agreement on a future date or in a future period) or (C) non-assessment of or conclusion on the effectiveness of internal control over financial reporting specially related to businesses acquired during that year, together with a customary “management discussion and analysis” of financial information);

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ending after the date hereof, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 90 days after the end of each fiscal year ending after the date hereof, a reasonably detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income for such following fiscal year) and setting forth the principal assumptions upon which such budget is based; provided that delivery of such consolidated budget shall not be required so long as the Borrower provides public forward-looking guidance to the holders of any class of its debt or public equity securities.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the delivery of the financial statements referred to in Section 6.01(a) but only to the extent permitted by the internal policies of the independent certified public accountants of the Borrower and the accounting industry policies generally followed by independent certified public accountants, a certificate or report of the Borrower’s independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), beginning with the fiscal period ending June 30, 2014, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt of any Loan Party or of any of its Subsidiaries, in each case pursuant to the terms of any Unsecured Financing Documentation or any other Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the assertion or occurrence thereof, notice of any Environmental Liability, or of any noncompliance by, any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) with respect to a fiscal year end, (i) a report supplementing Schedule 5.12 hereto to the extent there are any changes that have occurred with respect to the information contained therein so that the related representation and warranty would be true and correct in all material respects if made as of the date of such Compliance Certificate and (ii) a report for each Loan Party identifying all Material Real Property disposed of by any Loan Party during such fiscal year and a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value and Fair Market Value thereof) of all Material Real Property acquired by such Loan Party during such fiscal year; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any of the Restricted Subsidiaries thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) available via the EDGAR system of the SEC on the

Internet or (ii) posted on the Borrower’s website on the Internet at http://www.visteon.com or on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates or any of their respective securities for purposes of United States federal and state securities laws (all such information described in the foregoing, “MNPI”). The Borrower hereby agrees that (w) at the Administrative Agent’s request, it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood that the Borrower and the Restricted Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, unless the Borrower otherwise notifies the Administrative Agent, the list of Disqualified Lenders does not constitute MNPI and shall be posted promptly to all Lenders and financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.” Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent and the Arrangers agree not to make any such Borrower Materials available to Public Lenders.

Section 6.03 Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the institution of any material regulatory matter or litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material regulatory matter or litigation in each case that is reasonably likely to be adversely determined and could, if adversely determined be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein; and

(d) (i) of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Obligations; Payment of Taxes. Pay its obligations (other than Indebtedness obligations) promptly and in accordance with their terms and pay, discharge or otherwise satisfy before the same shall become delinquent or in default, all its Tax liabilities and assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as withholding agent), unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew all of its preservable or renewable, as applicable, United States registered patents, trademarks, trade names and service marks to the extent permitted by applicable Laws of the United States, except for the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(a) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies (in the good faith judgment of the management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall, as appropriate, (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.

(b) If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) and (y) the Administrative Agent shall have delivered notice(s) to the relevant Loan Party stating that such Mortgaged Property is located in such special flood hazard area with respect to which such flood insurance has been made available, then the applicable Loan Party shall (i) obtain flood insurance in such total amount and in such form as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, a copy of the flood insurance policy and a declaration page relating to the insurance policies required by this Section which shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and shall include evidence of annual renewals of such insurance and (iii) shall be otherwise in form and substance satisfactory to the Administrative Agent.

Section 6.08 Compliance with Laws. Comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 6.09 Books and Records. Maintain adequate books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, in no event shall the Borrower or any of the Restricted Subsidiaries be required pursuant to the terms of this Section 6.10 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (x) with respect to which the Borrower or any of the Restricted Subsidiaries has obligations of confidentiality to a non-Affiliate (it being understood that if any information is withheld in reliance on clause (x) the Borrower shall advise the Administrative Agent of such fact and the Borrower or any of the Restricted Subsidiaries shall, following a reasonable request from the Administrative Agent or a Lender, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality, including by requesting consent from the applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)) or (y) that is subject to attorney client-privilege; and provided, further, that excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 5.07 and request Letters of Credit only for legal purposes. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new wholly owned Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a Foreign Stock Holding Company ceasing to be a Foreign Stock Holding Company) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Assets and real property that is not Material Real Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower shall, in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a wholly owned Subsidiary, within 60 days after such formation or acquisition or such longer period as the Administrative Agent may agree, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (if any) (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt (if any) of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement substantially in the form of Annex A thereto or pledge or security agreement in such other form reasonably satisfactory to the Administrative Agent; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (1) no Foreign Subsidiary shall be required to guarantee the Borrower’s obligations under the Loan Documents, (2) only 65% of each series of voting capital stock (and 100% of the non-voting capital stock) of any Foreign Subsidiary or Foreign Stock Holding Company held directly by a Loan Party shall be required to be pledged as Collateral, (3) no assets owned by any Foreign Subsidiary or Foreign Stock Holding Company shall be required to be pledged as Collateral, and (4) no pledge or security agreements governed by the Law of any non-U.S. jurisdiction shall be required,

(ii) in connection with the formation or acquisition of a Subsidiary, within 45 days after such formation or acquisition (or such longer period, as the Administrative Agent may agree), furnish to the Administrative Agent a description of the owned real and personal properties of each such Subsidiary and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on Schedules I-IV of the Security Agreement,

(iii) within 60 days after such formation or acquisition or any request therefor by the Administrative Agent (or such longer period, as the Administrative Agent may agree) duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent one or more Mortgages (with respect to Material Real Properties only), supplements to the Security Agreement (in the form of Annex A thereto or such other form reasonably satisfactory to the Administrative Agent), IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, IP Security Agreement Supplement and Mortgages), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties,

(iv) within 60 days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) as specified by the Administrative Agent as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, supplements to the Security Agreement, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,

(v) in connection with the formation or acquisition of a Subsidiary which will be a Material Subsidiary Guarantor, within 60 days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, deliver to the Administrative Agent, a signed copy of one or more opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties in states in which any Mortgaged Property is located, to opinions with respect to the enforceability of the Mortgages relating to Material Real Property with a Fair Market Value of $3,000,000 or greater),

(vi) in connection with the formation or acquisition of a wholly owned Subsidiary (other than an Excluded Subsidiary), as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby). American Land Title Association/American Congress on Surveying and

Mapping form surveys in form and substance reasonably acceptable to the Administrative Agent and a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if such Mortgaged Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Parties and (ii) evidence of insurance required by Section 6.07, and

(vii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, supplements to the Security Agreement, IP Security Agreement Supplements and security agreements.

(b) The foregoing shall, in each case, be subject to the Perfection Exceptions and in no event shall (i) control agreements or control or similar arrangements be required with respect to any Collateral (including, without limitation, deposit or securities accounts, except in respect of certain debt evidenced by an instrument owing to the Loan Parties (if applicable) and certain certificated equity interests of the Borrower and wholly owned Restricted Subsidiaries as set forth in the Security Agreement), (ii) notices be required to be sent to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (iii) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims below $3,000,000 or (iv) any actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction be required in order to create any security interests in any Collateral or to perfect any security interest in such Collateral, including any security interest or lien, or record any notice thereof, in any IP Rights included in the Collateral in any jurisdiction other than the United States (it being understood that there shall be no security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required and there shall be no requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property), in the case of clause (iv) above, if the Administrative Agent and the Borrower reasonably determine that the costs of obtaining such security interest or the perfection thereof are excessive in relation to the value of the security to be afforded thereby.

(c) Notwithstanding the foregoing, the Administrative Agent shall not take or perfect a security interest in those assets as to which the Borrower and the Administrative Agent shall reasonably determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the practical benefit to the Lenders of the security afforded thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement and without limiting Article VII, no Subsidiary shall be excluded as a “Guarantor” if such Subsidiary enters into, or is required to enter into, a guarantee of (or becomes, or is required to become, a borrower or other obligor under) any obligations of the Borrower or any Subsidiary of the Borrower under any Incremental Equivalent Debt, any Permitted Junior Refinancing Debt, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancings thereof), in each case, with an aggregate outstanding amount in excess of the Threshold Amount.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties and (ii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, unless liability for such actions is being contested in good faith.

Section 6.14 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate family rating of the Borrower and a public rating of the Facilities and a corporate debt rating, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a public rating of the Facilities, in each case from S&P (but not to obtain or maintain a specific rating).

Section 6.16 Post-Closing Covenants. The Borrower shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 6.16 in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree in its reasonable discretion).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 hereto and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof (it being understood that individual financings otherwise permitted to be secured hereunder provided by one Person may be cross-collateralized to other such financings provided by such Person (or its affiliates) and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes, assessments or governmental charges which are not yet delinquent for a period of more than forty-five (45) days or which are delinquent for a period of more than forty-five (45) days and are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than ninety (90) days or if more than ninety (90) days overdue, are unfiled (or if filed, have been discharged or are stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any of the Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

(f) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support issuance thereof) and other Liens in favor of providers of performance or surety bonds pursuant to customary indemnity and other similar arrangements entered into in connection therewith;

(g) easements, reservations, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person, and any similar exceptions and any other matters of like nature in the mortgage policies issued, and the surveys delivered, in connection with any Mortgaged Properties;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(g) (including Liens securing Permitted Refinancing of the Indebtedness secured by such Lien); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof and customary security deposits; provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings provided by such Person (or its affiliates) on customary terms;

(j) leases, licenses, subleases or sublicenses (or other grants of rights to use or exploit) granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (or, to dispose of any property in a transaction not constituting a Disposition hereunder);

(n) Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary ~~(other than HVCC)~~ securing Indebtedness (and other obligations in respect of such Indebtedness) of such Foreign Subsidiary permitted under Section 7.03 to the extent such Liens do not secure Indebtedness in an aggregate principal amount not exceeding the greater of $200,000,000 and 4.00% of Consolidated Total Assets at the time of incurrence;

(o) Liens in favor of the Borrower or any Restricted Subsidiary (other than Liens granted by the Borrower or a Guarantor in favor of a Restricted Subsidiary that is not the Borrower or a Guarantor) securing Indebtedness permitted under Section 7.03(f);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof and any modifications, replacements, renewals or extensions thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii)(A) in the case of any such Liens securing purchase money Indebtedness or Capitalized Lease Obligations or any replacement, renewal, extension or refinancing thereof, such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition or such Person becomes a Restricted Subsidiary, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary); provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other such financings provided by such Person (or its affiliates) and (B) in the case of any such Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Lease Obligations or Permitted Refinancings thereof, such Liens do not extend to the property of any Person other than such Person, the Person acquired or formed to make such acquisition and the Subsidiaries of such Person and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.03(g) or Section 7.03(o);

(q) Liens arising from precautionary UCC financing statement (or similar filings under applicable law) filings regarding leases entered into by the Borrower or any Restricted Subsidiary;

(r) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense (or other grants of rights to use or exploit) or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense (or other grant of rights to use or exploit) permitted by this Agreement (including software and other technology licenses), and any Lien deemed to exist in connection with software escrow arrangements entered into by the Borrower or any Restricted Subsidiary with third parties in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Permitted Encumbrances;

(w) Liens on cash collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(x) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary taken as a whole;

(z) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture, and options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture;

(bb) (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(cc) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;

(dd) Liens on cash deposits in an aggregate amount not to exceed $10,000,000 securing any Swap Contract permitted hereunder;

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) Liens on assets of Restricted Subsidiaries that are non-Loan Parties securing Indebtedness of non-Loan Parties permitted by Section 7.03(u);

(gg) Liens on cash collateral securing Indebtedness of any Subsidiary incurred pursuant to Sections 7.03(b) and 7.03(cc); provided that such Liens shall not exceed 110% of the amount of any such Indebtedness so secured;

(hh) Liens on Receivables, any Related Security and Other Factoring Assets sold in any Permitted Factoring Programs or Liens on Receivables, any Related Security and Other Securitization Assets sold in any Permitted Receivables Financing, in each case, that are permitted by Section 7.03(bb);

(ii) Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (including any Guarantee thereof permitted under Section 7.03(e)) (i) any Permitted Pari Passu Secured Refinancing Debt and the Refinancing Debt Documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Refinancing Debt and the Refinancing Debt Documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) or (iii) any Incremental Equivalent Debt and the Incremental Equivalent Debt Documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case, to the extent required by the documentation in respect of such notes or loans, as applicable; provided that at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Permitted Junior Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing or Section 2.17, as applicable;

(jj) prior to release of the relevant escrow, Liens on cash or Cash Equivalents (and the related escrow accounts) constituting the proceeds, and the related prefunding of interest, premiums and other customary amounts, from an issuance into (and pending the release from) escrow, any Permitted Pari Passu Secured Refinancing Debt, any Permitted Junior Refinancing Debt, and any Incremental Equivalent Debt, in each case constituting notes, and any Permitted Refinancings thereof;

(kk) ~~Liens on assets of HVCC and its Subsidiaries securing Indebtedness (and other obligations in respect of such Indebtedness) permitted under Section 7.03(q);~~[reserved];

(ll) security given to a public or a private utility or any Governmental Authority as required in the ordinary course of business;

(mm)(i) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located and (ii) Liens affecting the fee title of any real estate leased by the Borrower or any of the Restricted Subsidiaries that are created by a Person other than the Borrower or the Restricted Subsidiaries;

(nn) Liens on property subject to a Capitalized Lease Obligation entered into in connection with a sale and leaseback transaction permitted under Section 7.03(ff);

(oo) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods; and

(pp) other Liens securing Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

Any Lien permitted under this Section 7.01 may extend to the proceeds and products of the collateral subject to such Lien.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b) loans or advances to officers, directors, managers, consultants and employees (or, in the case of (ii) below, any future or present officer, director, manager, consultant or employee (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their estates)) of the Borrower or any Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business or, in an aggregate amount not to exceed $5,000,000 at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase unless such cash is promptly repaid;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (including any new Restricted Subsidiary which becomes a Loan Party), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (iv) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary made for internal legal entity restructuring purposes which align with business objectives and/or tax planning reorganization purposes, so long as the Borrower provides to the Lenders and the Administrative Agent in writing evidence that, after giving effect to such Investments, no Default has occurred and is continuing and that the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, the value of the assets that constitute Collateral and the value of the assets of the Loan Parties, in each case taken as a whole, is not impaired in any material respect by such Investment (as reasonably determined in good faith by the Borrower) (it being understood and agreed that a certificate from a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to that effect shall constitute sufficient written evidence);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts, and Investments consisting of prepayments to suppliers, licensors and licensees in the ordinary course of business;

(e) to the extent constituting Investments, transactions expressly permitted under Sections 7.01 (other than Section 7.01(t)), 7.03 (other than Section 7.03(n)), 7.04, 7.05 (including the receipt of noncash consideration for the Dispositions of assets permitted thereunder), 7.06 (other than Section 7.06(d)) and 7.13;

(f) Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) intercompany Investments among Restricted Subsidiaries made pursuant to a Permitted Restructuring Transaction;

(j) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary that is 80% or more directly owned by the Borrower and/or one or more other wholly owned Restricted Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j):

(i) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable;

(ii) (1) immediately before and immediately after giving effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing (or, in the case of a Permitted Acquisition, no Specified Events of Default shall have occurred and be continuing), (2) the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Maximum Total Net Leverage Requirement and (3) with respect to each Permitted Acquisition with a consideration in excess of $10,000,000, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(iii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary technologies) in which the Borrower and/or its Subsidiaries are then engaged.

(k)(i) Investments by any Restricted Subsidiary that is not a Loan Party in any Joint Venture or Unrestricted Subsidiary and (ii) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party or in any Joint Venture or Unrestricted Subsidiary, to the extent that the aggregate outstanding amount of all Investments made pursuant to this Section 7.02(k) is not in excess of the greater of $150,000,000 and 2.50% of Consolidated Total Assets at such time (provided that (x) intercompany current loans incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating such limitation and (y) such limitation shall be net of (A) any Investment by any investee specified in clause (i) or (ii) in any Loan Party and (B) any return or distribution of capital or repayments of principal in respect thereof at any time outstanding but only to the extent that the aggregate amount of all such returns distributions and repayments with respect to each Investment does not exceed the principal amount of such Investment) plus any amounts of Investments then permitted to be made under Section 7.02(p) and Section 7.02(t) (provided that any usage of such amounts under Section 7.02(p) or 7.02(t) shall reduce the Cumulative Credit or the amount then permitted by Section 7.02(p) by a corresponding amount);

(l) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) the licensing, sublicensing or contribution of intellectual property rights pursuant to joint marketing arrangements with Persons other than the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(o) Investments the consideration of which consists of the issuance of newly issued Equity Interests of the Borrower;

(p) so long as immediately after giving effect to any such bona fide Investment, no Event of Default has occurred and is continuing, other bona fide Investments not exceeding the greater of $125,000,000 and 2.00% of Consolidated Total Assets at such time, in the aggregate (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding, but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to each Investment do not exceed the principal amount of such Investment);

(q) loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(r) Investments in Equity Interests of Joint Ventures ~~(excluding HVCC)~~ pursuant to terms reasonably satisfactory to the Administrative Agent in an aggregate amount not exceeding the greater of $75,000,000 and 1.25% of Consolidated Total Assets at such time;

(s) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Investments made with ~~(i)~~ the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.02(t) ~~plus (ii) an aggregate amount not to exceed 50% of the Net Cash Proceeds from any Disposition pursuant to Section 7.05(t)~~; provided that (A) immediately after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such Investment, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Maximum Total Net Leverage Ratio, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such Investment had been consummated as of the first day of the applicable Test Period;

(u) any Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or Joint Venture;

(v) the forgiveness or conversion to equity (other than Disqualified Equity) of any Indebtedness owed by a Loan Party or any other Restricted Subsidiary to a third party and permitted by Section 7.03;

(w) non-cash Investments resulting from the write-down of any intercompany loans existing on the Closing Date made by the Borrower or its Subsidiaries to Visteon Brazil Trading Co. LTD and/or Visteon Caribbean, Inc.;

(x) advances of payroll payments to employees or other advances of salaries or compensation to employees in the ordinary course of business;

(y) Guarantees by any Loan Party or any Restricted Subsidiary of leases (but not leases evidencing Capitalized Lease Obligations), contracts or of other obligations of any Loan Party or any other Restricted Subsidiary that do not constitute Indebtedness and are entered into in the ordinary course of business;

(z) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses (or other grants or rights to use or exploit) or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(aa) Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or Foreign Stock Holding Company to any other Foreign Subsidiary or Foreign Stock Holding Company;

(bb) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent that (i) such Investments are financed with the proceeds received by such Restricted Subsidiary no more than 30 days prior from an Investment in such Restricted Subsidiary made utilizing a basket under this Section 7.02 the availability of which is subject to a stated quantum and (ii) such quantum was actually utilized by the preceding Investment in question;

(cc) Investments consisting of operating deposit accounts maintained in the ordinary course of business;

(dd) Investments by Foreign Subsidiaries or any Investments by a Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Receivables Financing or any related Indebtedness;

(ee) Investments received in connection with (i) the sale, transfer or other Disposition of Receivables, any Related Security and any Other Securitization Assets by the Securitization Subsidiary and (ii) the purchase or other acquisition by, or transfer to, the Securitization Subsidiary of Receivables, any Related Security and any Other Securitization Assets in each case in connection with the origination, servicing or collection of such Receivables, Related Security or Other Securitization Assets;

(ff) Investments consisting of the retained interest (including, without limitation, subordinated Indebtedness) of sellers of Receivables in connection with any Permitted Receivables Financing;

(gg) the Johnson Controls Inc. Acquisition and related intercompany Investments to non-Loan Parties to facilitate such acquisition;

(hh) ~~(i) Investments in or acquisition of additional interests in JCS Nanjing by HVCC or its Subsidiaries for an approximate aggregate amount of $10,000,000 and (ii) other Investments in a related line of business by HVCC or its Subsidiaries for an aggregate amount not to exceed $100,000,000;~~ [reserved];

(ii) Investments by VIHI, LLC into Yanfeng Investment Company Limited as agreed in the YFV Agreement;

(jj) Investments arising out of restructurings related to the Disposition of the Interiors Business in a series of one or more transactions which will include pre-closing restructuring involving (i) legally entity restructurings requiring intercompany Investments in certain Subsidiaries to facilitate solvent transfer, (ii) intercompany transfers that result in zero net cash effect on the Loan Parties and are completed within 15 Business Days of the applicable restructuring, (iii) in the case of VSI France and Visteon Deutschland GmbH intercompany loan repayments, (iv) the write-off of intercompany aged payables in association with such transfers, (v) Investments in ~~or~~a Subsidiary of HVCC that will become a Restricted Subsidiary of the Borrower for the purpose of completing the acquisition of the assets and associated ~~businesses at Visteon Automotive Systems India represented by the interiors and~~business of HVCC’s electronics business located in Chennai ~~and Pune~~, India ~~to transfer from HVCC~~ and (vi) Investments required to facilitate the transfer of assets of Visteon Argentina; and

(kk) other Investments if immediately after giving effect to any such Investment, the Borrower’s Total Net Leverage Ratio on a Pro Forma Basis as of the end of the Test Period is no greater than 1.25:1.00, such ratio to be determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K); provided that immediately after giving effect to any such Investment, no Event of Default shall have occurred and be continuing.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) any (i) Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (iii) Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case incurred in accordance with this Agreement;

(b) Indebtedness in respect of obligations with respect to letters of credit issued pursuant to the Existing Letter of Credit Facility not to exceed $15,000,000 at any time outstanding;

(c) Indebtedness of the Loan Parties under the Loan Documents and any Permitted Refinancing thereof;

(d) Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(e) Guarantees incurred by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement;

(f) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party and (C) any Loan Party owed to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party under this clause (f)(C) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical to the subordination terms set forth in Exhibit H, in each case within 60 days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree, in each case, to the extent permitted by applicable Law and not giving rise to materially adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent;

(g)(i) Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings, but excluding any obligations in respect of the Arbor Plant Disposition) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding, together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to clause (ii) below, shall not exceed the greater of $40,000,000 and 1.00% of Consolidated Total Assets at the time of incurrence and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(h) Guarantees and other obligations in respect of the Indebtedness (i) of Subsidiaries ~~(other than HVCC)~~; provided that the aggregate principal amount of such Indebtedness shall not exceed $150,000,000 (or the equivalent thereof) at any one time outstanding and (ii) of Joint Ventures that do not qualify as Subsidiaries (other than Yanfeng Investment Company Limited) in an amount not exceeding $75,000,000 at any one time outstanding;

(i) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(j) Indebtedness (other than for borrowed money) secured by Liens permitted under Section 7.01;

(k) Indebtedness representing deferred compensation or stock-based compensation to directors, officers, managers, employees and other service providers of the Borrower and the Restricted Subsidiaries;

(l) Indebtedness of the Borrower consisting of (i) repurchase obligations with respect to Equity Interests of the Borrower issued to directors, consultants, managers, officers and employees of the Borrower and its Subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 7.06 and (ii) promissory notes issued by the Borrower to directors, consultants, managers, officers and employees (or their spouses or estates) of the Borrower and its Subsidiaries to purchase or redeem Equity Interests of the Borrower issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 7.06;

(m) Indebtedness in respect of indemnification, purchase price adjustments or other similar obligations incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition or Disposition under agreements which provide for indemnification, the adjustment of the purchase price or for similar adjustments;

(n) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 7.02;

(o) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is merged or consolidated with or into the Borrower or a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary (including any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with any acquisition of any assets or Person), in each case after the Closing Date as the result of a Permitted Acquisition or other Investment permitted by Section 7.02 (other than Section 7.02(e)) to the extent existing at the time of such Permitted Acquisition or Investment and any Permitted Refinancing thereof; provided that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment, and (ii) such Indebtedness shall not exceed the greater of $300,000,000 and 5.00% of Consolidated Total Assets, at any time outstanding; provided, further, that the amount of Indebtedness any non-Loan Party may incur pursuant to this clause (o) shall not exceed 50% of such amount;

(p) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) ~~Indebtedness of HVCC and its Restricted Subsidiaries; provided that at the time of incurrence of such Indebtedness, (i) HVCC shall be in Pro Forma Compliance with each of the HVCC Total Net Leverage Requirement and (ii) the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Maximum Total Net Leverage Ratio, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such Investment had been consummated as of the first day of the applicable Test Period;~~[reserved];

(r) Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of any banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(t) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness of any Restricted Subsidiaries that are non-Loan Parties ~~(other than HVCC and its Subsidiaries)~~ up to an aggregate amount not to exceed $300,000,000 at any one time outstanding and any refinancings, refundings, renewals, reallocations or extensions thereof; provided that any new credit facility refinancing or replacing any such Indebtedness does not cause the aggregate amount available under all such credit facilities to exceed $300,000,000;

(v) the Guarantee by the Borrower of Indebtedness of Yanfeng Investment Company Limited pursuant to the YFV Agreement; provided that the amount of Indebtedness guaranteed by the Borrower shall not exceed $45,000,000;

(w) Indebtedness supported by a letter of credit issued or created by any Person (other than Borrower or any of its Affiliates) by or for the account of Borrower or any of the Restricted Subsidiaries pursuant to another clause of this Section 7.03 the availability of which is subject to a stated quantum, in a principal amount not in excess of the stated amount of such letter of credit;

(x) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(y) Guarantees (i) in respect of any travel and other reimbursable business expenses incurred by employees of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and (ii) incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.03;

(aa) to the extent considered Indebtedness, funds of another Person held in an Exempt Deposit Account by a Loan Party or any Restricted Subsidiary as a fiduciary or on a contractual basis;

(bb) Indebtedness of Foreign Subsidiaries under Permitted Factoring Programs and Permitted Receivables Financing incurred after the Closing Date (excluding Indebtedness of a Securitization Subsidiary owed to any Foreign Subsidiary or of any Foreign Subsidiary owed to a Securitization Subsidiary) in an aggregate amount not to exceed $100,000,000 at any one time outstanding (without regard to adverse changes in the exchange rate) in the aggregate;

(cc) Indebtedness under letters of credit or bank guarantees issued on behalf of Foreign Subsidiaries in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

(dd) intercompany notes issued by a Restricted Subsidiary in connection with Permitted Restructuring Transactions so long as (i) if the Permitted Restructuring Transaction involves a transfer by a Loan Party, such intercompany note shall be pledged as Collateral pursuant to the Collateral Documents (subject to the terms of any applicable intercreditor agreement, if any), (ii) such note is not issued in respect of any Indebtedness for borrowed money payable in cash and (iii) all such Indebtedness of any Loan Party under this clause (dd) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical to the subordination terms set forth in Exhibit H, in each case within 60 days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree, in each case, to the extent permitted by applicable Law and not giving rise to materially adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent;

(ee) Indebtedness of the Borrower consisting of a promissory note to the purchaser of the Interiors Business in an aggregate principal amount not to exceed $90,000,000; and

(ff) Indebtedness of the Loan Parties and the Restricted Subsidiaries arising under Capitalized Lease Obligations entered into in connection with a sale and leaseback transaction permitted under Section 7.05(e) or 7.05(x).

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as (other than in the case of clause (e) below) no Event of Default would result therefrom:

(a) any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging or amalgamating with another Restricted Subsidiary that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to another Restricted Subsidiary that is a Loan Party unless such Disposition of assets is permitted hereunder (other than pursuant to Section 7.05(d)(A)); and in the case of any change in legal form, a Restricted Subsidiary that is a Loan Party will remain a Loan Party unless such Loan Party is otherwise permitted to cease being a Loan Party hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Loan Party and (ii) to the extent constituting an Investment, such Investment must be permitted by Section 7.02 (other than Section 7.02(e));

(d) any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 (other than Section 7.02(e)) and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(e) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(A));

(f) any Investment permitted by Section 7.02 (other than Section 7.02(e)) may be structured as a merger, consolidation or amalgamation;

(g) the Borrower or any Restricted Subsidiary may consummate any Permitted Restructuring Transaction; and

(h) a transaction in compliance with Section 10.24 under this Agreement.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned);

(b) Dispositions of (i) inventory, (ii) goods held for sale and (iii) any other immaterial asset; provided that the Fair Market Value of immaterial assets disposed of pursuant to this Section 7.05(b)(iii) shall not exceed $7,500,000 in any fiscal year;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(d)(A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02 (other than Section 7.02(e)), (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01;

(e) Dispositions by the Borrower or any Restricted Subsidiary of property pursuant to sale-leaseback transactions (other than the Arbor Plant Disposition); provided that (i) the Fair Market Value of all property so Disposed of shall not exceed $50,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) Licensing or sublicensing (or other grants of rights to use or exploit) of IP Rights in the ordinary course of business;

(i) sales, Disposition or contributions of property (including IP Rights) (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that (1) the portion (if any) of any such Disposition made for less than Fair Market Value and (2) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary;

(j) leases, subleases, licenses, sublicenses (or other grants of rights to use or exploit), occupancy agreements or assignment of property in the ordinary course of business which does not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;

(k) transfers of property subject to Casualty Events;

(l) the sale or issuance of any Restricted Subsidiary’s Equity Interests to the Borrower or any Guarantor;

(m) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(k), (p) or (t);

(n) the unwinding of Swap Contracts permitted hereunder pursuant to their terms;

(o) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(p) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(q) Dispositions by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) at least 75% of the purchase price for such property in excess of $10,000,000 shall be paid to the Borrower or such Restricted Subsidiary, as applicable, in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (q)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition; and (C) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate Fair Market Value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of the greater of $100,000,000 and 2.0% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured as of the time received) and (iii) the Net Cash Proceeds received by the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this clause (q) are applied to prepay Loans to the extent required by Section 2.05(b)(ii);

(r) the Disposition of any Unrestricted Subsidiary;

(s) the purchase and sale or other transfer, in each case for cash, of Permitted Receivables Financing Assets (including by capital contribution) to a Securitization Subsidiary;

(t) ~~the Disposition of Equity Interests in HVCC; provided that the Borrower, continues to own and control, directly or indirectly, Equity Interests equal to at least 51% of HVCC at all times;~~[reserved];

(u) the Disposition of Receivables and any Related Security and Other Factoring Assets in any Permitted Factoring Program or the Disposition of Receivables, any Related Security or Other Securitization Assets in connection with any Permitted Receivables Financing so long as (i) such assets are not included in Collateral, (ii) such Disposition is for cash at Fair Market Value and on a non-recourse basis by non-Loan Parties and (iii) the book value of all such Receivables, Related Security, Other Factoring Assets and Other Securitization Assets subject to the Permitted Factoring Program and/or Permitted Receivables Financing at any one time do not exceed $100,000,000 (without regard to adverse changes in the exchange rate) in the aggregate;

(v) Dispositions of Investments (including Equity Interests) in Joint Ventures ~~(other than HVCC)~~ to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(w) Dispositions of Acquired Non-Core Assets in an aggregate amount not to exceed $50,000,000;

(x) the Arbor Plant Disposition;

(y) Dispositions of Accounts (as defined in the Uniform Commercial Code) in connection with the compromise, write-down or collection thereof in the ordinary course of business and consistent with past practice;

(z) Dispositions in respect of Permitted Restructuring Transactions (other than the Arbor Plant Disposition);

(aa) Dispositions of Equity Interests to directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries; and

(bb) the HVCC Sale;

provided, however, that any Disposition of any property pursuant to Section 7.05(q), ~~(t),~~ (w) or (x) shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to, and, upon request, shall, take any actions necessary or deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests, it being understood, however, that any such Restricted Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of equity interests owned by any Loan Party or any Subsidiary are not excluded from any such Restricted Payment);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower may make Restricted Payments in connection with the share repurchases required by the director and employee compensation programs as described on Schedule 7.06(c), so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of Restricted Payments paid pursuant to this clause (c) shall not exceed $10,000,000 in any fiscal year;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may take actions expressly permitted by Section 7.02 (other than Sections 7.02(e)), 7.04, 7.08 or 7.13;

(e) the Borrower may make Restricted Payments in connection with share repurchases or dividends in an aggregate amount not to exceed $875,000,000;

(f) additional Restricted Payments in an aggregate amount not to exceed an amount equal to the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.06(f), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that, in the case of this Section 7.06(f), (A) immediately before and after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such Restricted Payment, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Maximum Total Net Leverage Ratio, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as if the Restricted Payment had occurred on the first day of such Test Period;

(g) ~~Restricted Payments by HVCC and its Subsidiaries to redeem or repurchase (including, without limitation, for cash) Equity Interests of HVCC from HVCC’s existing minority equityholders so long as (i) HVCC is a Restricted Subsidiary of the Borrower and (ii) such redemptions or repurchases are made in accordance with Section 7.08(b);~~[reserved];

(h) the Borrower and any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(i) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06;

(j) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management or consultant (or their respective Affiliates, estates or immediate family members) of the Borrower or any of the Restricted Subsidiaries or any direct or indirect parent thereof and any repurchases of Equity Interests deemed to occur upon, in each case, the exercise, vesting or settlement, as applicable, of stock options, warrants, restricted equity or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes with respect to such options, warrants, restricted equity or similar rights;

(k) each Subsidiary of the Borrower, or its direct or indirect parent (other than the Borrower), may repurchase its Equity Interests owned by any of its minority owners upon a direct or indirect sale of such Subsidiary or of all or substantially all of such Subsidiary’s assets (provided that such sale is permitted under this Agreement); and

(l) other Restricted Payments if immediately after giving effect to such Restricted Payment (i) no Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to any such Restricted Payment, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with a Total Net Leverage Ratio of 1.25:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such Restricted Payment had occurred on the first day of such Test Period.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties and their Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) any transaction among a Securitization Subsidiary and a Foreign Subsidiary effected as part of a Permitted Receivables Financing, (d) customary fees and indemnities may be paid to any directors, officers, employees or managers of the Borrower and the Restricted Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed, (e) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Borrower or any Subsidiary thereof and their respective directors, officers, employees or managers (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of the Borrower or any Restricted Subsidiary, (f) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)), (g) Investments permitted under Section 7.02, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment to any such agreement to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect, (i) transactions between the Borrower or any of the

Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower or such Restricted Subsidiary; provided, however, that such director abstains from voting as a director of the Borrower or such Restricted Subsidiary on any matter involving such other Person, (j) loans, guarantees and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under Article VII (excluding any other provisions generally permitting transactions permitted by this Section 7.08), (k) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and their Affiliates stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08, (l) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, (m) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, (n) Investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally, and (o) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith.

Section 7.09 Clauses Restricting Subsidiary Distributions. Except as provided herein, or in documentation relating to the Specified Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Refinancing Debt, Incremental Equivalent Debt or any Permitted Refinancing thereof, or (with respect to encumbrances or restrictions on any non-Loan Party) in any documentation evidencing the Indebtedness of any non-Loan Party expressly permitted under Section 7.03, or except for restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (A) no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or (B) no more disadvantageous to the Lenders than the Loan Documents, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by the Borrower or any other Restricted Subsidiary;

(b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(c) make loans or advances to the Borrower or any other Restricted Subsidiary;

(d) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary, other than (in the case of each of paragraphs (a) through (d) above) restrictions:

(i) in agreements evidencing secured Indebtedness permitted under this Agreement and that comply with clauses (A) or (B) above;

(ii) by reason of customary provisions restricting assignments, subletting, sublicensing or other transfers contained in leases or subleases, licenses or sublicenses, joint venture agreements and similar agreements existing on the Closing Date or entered into in the ordinary course of business;

(iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement;

(iv) in any agreement binding on any Person or assets acquired by the Borrower or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such agreement was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 7.03;

(v) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interest of a Person other than on a pro rata basis;

(vii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(viii) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(ix) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 7.09;

(x) Liens permitted by Section 7.01 that limit the right of the Borrower or any Restricted Subsidiary to Dispose of assets subject to such Lien;

(xi) restrictions under any Permitted Factoring Program or Permitted Receivables Financing (which restrictions shall only apply to any Securitization Subsidiary and the Foreign Subsidiaries which participate therein);

(xii) such encumbrances or restrictions with respect to Indebtedness of a Foreign Subsidiary permitted pursuant to this Agreement and which encumbrances or restrictions are customary in agreements of such type or are of the type existing under the agreements listed on Schedule 7.09 and which shall apply only to such Foreign Subsidiaries subject thereto and such Foreign Subsidiary’s Subsidiaries;

(xiii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments, obligations or arrangements referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, in any material respect, than those contained in the contracts, instruments, obligations or arrangements prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(xiv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements; and

(xv) restrictions imposed by requirements of Law.

Section 7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) that would entail a violation of the provisions of Regulation T, Regulation U or Regulation X of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11 Financial Covenant. Permit the Total Net Leverage Ratio as of the last day of a Test Period (commencing with the first fiscal quarter ending after the Closing Date) to exceed 3.00:1.00; provided that during any Suspension Period, this Section 7.11 shall only be tested with respect to the Revolving Credit Facility.

Section 7.12 Accounting Changes. Make any change in the fiscal year of the Borrower; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness; Amendments.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated in right of payment to the Obligations (other than intercompany Indebtedness) or any Indebtedness that is secured on a junior priority basis relative to the Facilities by some or all of the Collateral (collectively, “Junior Financing”) or any Unsecured Financing (it being understood that payments of regularly scheduled interest, principal and fees and payments of indemnities and expense reimbursement shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing or Unsecured Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.13(a)(i); provided that (A) immediately after giving effect to any such prepayment, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Borrower shall be in Pro Forma Compliance with the Maximum Total Net Leverage Ratio, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the financial information set forth in the Borrower’s most recent filed Form 10-K) as though such prepayment, redemption, purchase, defeasement or other satisfaction had been made on the first day of such Test Period, (ii) the conversion of any Junior Financing or Unsecured Financing to Equity Interests (other than Disqualified Equity Interests), (iii) the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing or Unsecured Financing with any Permitted Refinancing thereof, (iv) the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity of any Junior Financing, Unsecured Financing or Permitted Refinancing thereof, in an aggregate amount not to exceed the greater of $50,000,000 and 1.00% of Consolidated Total Assets at the time of such prepayment, redemption, purchase, defeasance or other satisfaction, (v) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.03(o), (vi) payments of interest in the form of payments in kind, accretion or similar payments and (vii) any other prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing or Unsecured Financing, provided that (x) immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, no Default or Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio of the Borrower, on a Pro Forma Basis after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction, as if it had occurred on the first day of such Test Period shall not exceed 1.25:1.00; or (b) amend, modify or change any term or condition of any Junior Financing Documentation, any Unsecured Financing Documentation or any of its Organization Documents in any manner that is (I), taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders and (II) in the case of any Junior Financing Documentation in respect of Junior Financing that is subject to an intercreditor agreement to which the Administrative Agent is a party, prohibited by such intercreditor agreement; provided that this clause (b) shall not restrict a Refinancing of any Junior Financing or any Unsecured Financing otherwise permitted hereunder that complies with the definition of “Permitted Refinancing.”

Section 7.14 Covenant Suspension.

(a) During any period of time that (i) both the Corporate Rating and the Family Rating, respectively, applicable to the Borrower are Investment Grade Ratings (an “Investment Grade Ratings Designation”); and (ii) no Event of Default has occurred and is continuing at the time of such Investment Grade Ratings Designation, the Borrower and the Restricted Subsidiaries will not be subject to the following Sections of this Agreement: Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.08, Section 7.09, Section 7.13, and, solely with respect to the Initial Term Facility, any Incremental Facility or any other Tranche of Term Commitments or Term Loans, Section 7.11 (collectively, the “Suspended Covenants”).

(b) Solely for the purpose of determining the amount of Liens permitted under Section 7.01 during any Suspension Period (as defined below) and without limiting the Borrower’s or any Restricted Subsidiary’s ability to incur Indebtedness during any Suspension Period, to the extent that calculations in Section 7.01 refer to Section 7.03, such calculations shall be made as though Section 7.03 remains in effect during the Suspension Period. In the event that the Borrower and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of paragraph (a) of this Section 7.14 and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Borrower below the required Investment Grade Ratings, then the Borrower and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the first date on which the conditions set forth in paragraph (a) of this Section 7.14 to the suspension of covenants are satisfied and the Reversion Date is referred to as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Investments or Indebtedness, as the case may be, incurred during the Suspension Period will be classified to have been incurred pursuant to one of the clauses set forth in Section 7.02 or Section 7.03 (to the extent such Investment or Indebtedness, respectively, would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to the Investment made or Indebtedness incurred, as applicable, prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Investment or Indebtedness would not be permitted to be incurred pursuant to one of the clauses set forth in Section 7.02 or Section 7.03, respectively, such Investment or Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under clause (f) of Section 7.02 or clause (d) of Section 7.03, as the case may be. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 7.06 will be made as though Section 7.06 had been in effect during the entire period of time from the Closing Date. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (f) of Section 7.06 following any Reversion Date, and the items specified in clauses (a) through (f) of the definition of Cumulative Credit will increase the amount available to be used pursuant thereto following any Reversion Date.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan when due, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) or 6.11 or in any Section of Article VII; provided, that during a Suspension Period, a Default by the Borrower under Section 7.11 (a “Suspension Period Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Tranche of Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable; provided, however, that if the Required Revolving Lenders irrevocably rescind such termination and acceleration in a writing delivered to the Administrative Agent, the Suspension Period Financial Covenant Event of Default shall automatically cease to constitute an Event of Default with respect to any Tranche of Term Loans from and after such date; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made (or in any respect if any such representation or warranty is already qualified by materiality); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by any Loan Party to any other Loan Party) having an aggregate outstanding principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity and any applicable grace or cure period therefor shall have expired; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including any Casualty Event) of the property or assets securing such Indebtedness, if such sale, transfer or Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which results or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which could reasonably be expected to result in a Material Adverse Effect; (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of the Guaranty or any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05, or satisfaction in full of all the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements)) ceases to be in full force and effect; or any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty or any Loan Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments, or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)); or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, except (i) to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14, or the provisions of the applicable Collateral Document, or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage, or (iii) upon satisfaction in full of all the Obligations then due and owing (other than the contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements).

(m) Intercreditor Agreement. Any Loan Party shall assert in writing that any Pari Passu Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof).

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, if a Suspension Period Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of, the Required Revolving Lenders only, and in such case, without limiting Section 8.01(b), only with respect to the Revolving Credit Facility, and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the L/C Issuer and the Lenders all rights and remedies available to it, the L/C Issuer and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order, subject to any contrary provisions expressly set forth in a Pari Passu Intercreditor Agreement or an Other Intercreditor Agreement, as applicable:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the L/C Issuer and the Swing Line Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuer (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.19, ratably among the Lenders, the L/C Issuer, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing subclause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(c) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.03;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Line Loan made by it and the documents associated therewith, and the Swing Line Lender shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by it in connection with Swing Line Loans made by it or proposed to be made by it as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the Swing Line Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Swing Line Lender.

(d) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank party to a Secured Cash Management Agreement and a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder or under any intercreditor agreement at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder or under any intercreditor agreement) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer or Swing Line Lender is entitled to indemnification under this Section 9.07 solely in its capacity and role as L/C Issuer or Swing Line Lender, respectively, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer or Swing Line Lender under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the entering Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower or the Required Lenders.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorize and direct the Administrative Agent to, and the Administrative Agent shall, upon the request of the Borrower,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations then due and owing (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, for which alternative arrangements satisfactory to the Hedge Bank(s) have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) upon property constituting Excluded Assets;

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted to be senior to the Lien held by the Administrative Agent by Section 7.01(i) or (p), pursuant to documents reasonably satisfactory to the Administrative Agent;

(c) release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) establish intercreditor arrangements as contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Administrative Agent, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, to the extent requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

Section 9.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.13 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.15 Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.15, include any Swing Line Lender and any L/C Issuer.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent (other than with respect to (w) any amendment or waiver contemplated in clause (h) below, (x) any amendment or waiver contemplated in the second paragraph of this Section, which shall only require the consent of the Required Revolving Lenders, (y) any amendment or waiver contemplated in the third paragraph of this Section, which shall only require the consent of the Required Term Lenders or (z) any other amendment or waiver contemplated in clauses (a) through (g) below, which shall only require the consent of the Lenders expressly described below), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of (or the amendments to the terms of) any condition precedent set forth in Section 4.02 or the waiver of (or the amendments to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or other premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section), it being understood that the waiver of any obligation to pay interest at the Default Rate, and the amendment or waiver of any mandatory prepayment of Loans under any Facility shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Total Net Leverage Ratio or Total Senior Secured Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(d) modify Section 2.06(c), 2.13 or 8.03 without the written consent of each Lender directly and adversely affected thereby;

(e) change (i) any provision of this Section 10.01 (other than (A) clause (h) below and the second paragraph of this Section, which may each be amended with the consent of the Required Revolving Lenders, (B) the third paragraph of this Section, which may be amended with the consent of the Required Term Lenders and (C) the last two paragraphs of this Section), or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender, or (ii) the definition of Required Revolving Lenders, without the written consent of each Lender under the Revolving Credit Facility;

(f) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender; or

(h)(x) during any Suspension Period, (i) amend or otherwise modify Section 7.11 (or for purposes of determining compliance with Section 7.11, any defined term used therein), (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.11 or (iii) alter the rights or remedies of Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.11, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders during any Suspension Period; and (y) other than during any Suspension

Period, the amendments, modifications, waivers and consents described in this clause (h) shall require the consent of (A) the Required Term Lenders in respect of the Initial Term Facility and (B) the Required Revolving Lenders in respect of the Revolving Credit Facility;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any letter of credit application relating to any Letter of Credit issued or to be issued by it (provided, however, that this Agreement may be amended (x) to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple L/C Issuers, with only the written consent of the Administrative Agent, the applicable L/C Issuer and the Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, and if applicable the other L/C Issuers, if any, who have not executed such amendment, are not adversely affected thereby and (y) to increase the Letter of Credit Sublimit with only the written consent of the applicable L/C Issuer, the Borrower and the Required Revolving Lenders); (ii) to adjust the mechanics related to the making of Swing Line Loans, with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, are not adversely affected thereby and (y) to increase the Swing Line Sublimit with only the written consent of Swing Line Lender, the Borrower and the Required Revolving Lenders); (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein (but subject to clause (i), (ii) and (iii) of the above proviso), (A) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time, and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, modification or other action or plan of reorganization which by its terms deprives any Defaulting Lender of its pro rata share of any payment to which all lenders of the same Tranche are entitled and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders, in which case the consent of such Defaulting Lender shall be required.

Unless in writing also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall be effective, where the effect would be to:

(a) waive any Default or Event of Default for purposes of Section 4.02 in respect of a Credit Extension under the Revolving Credit Commitments;

(b) amend or waive any mandatory prepayment on the Obligations under the Revolving Credit Facility under Section 2.05(b); or;

(c) amend or waive the provisions of this paragraph of Section 10.01 or the definition of “Required Revolving Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this paragraph of Section 10.01, technical amendments which do not adversely affect the rights of the Revolving Credit Lenders).

Unless in writing also signed by the Required Term Lenders, no such amendment, waiver or consent shall be effective, where the effect would be to:

(a) amend or waive any mandatory prepayment on the Term Loans under Section 2.05(b); or;

(b) amend or waive the provisions of this paragraph of Section 10.01 or the definition of “Required Term Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this paragraph of Section 10.01, technical amendments which do not adversely affect the rights of the Term Lenders).

Notwithstanding anything herein to the contrary, no Lender consent is required to effect any amendment or supplement to any Pari Passu Intercreditor Agreement, any Other Intercreditor Agreement or intercreditor arrangement permitted under this Agreement (i) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, (x) adding the holders thereof (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any such intercreditor agreement or other intercreditor agreement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

This Section 10.01 shall be subject to any contrary provision of Sections 1.03, 2.14, 2.15, 2.16, 2.17, 2.18, 2.21 and 7.12 and the Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to give effect to, and the reflect the existence of, any Revolving Facility Increase pursuant to Section 2.14, any Term Facility Increase pursuant to Section 2.15, any Incremental Commitment pursuant to Section 2.16, any Incremental Equivalent Debt pursuant to Section 2.17, any Extension pursuant to Section 2.18, any Specified Refinancing Debt pursuant to Section 2.21, in each case in accordance with the terms set forth therein (including the addition thereof as a “Tranche” and/or “Facility” hereunder, if applicable). In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof and (c) the Administrative Agent and the Borrower shall be permitted to make such technical amendments to this Agreement as are necessary to effectuate the assumption of the Obligations of the Borrower hereunder by the Successor Borrower in accordance with Section 10.24.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the All-In Yield with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement (a “Loan Modification”); provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no Loan Modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, any L/C Issuer or the Swing Line Lender, without its prior written consent.

In connection with any such Loan Modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the

Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable Loan Modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Tranche” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any Loan Modification applicable to the Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Loans, Swing Line Loans or L/C Advances outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances, as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any nonratable Loan Modification to the Revolving Credit Commitments under this Section 10.01. Notwithstanding the foregoing, no Loan Modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, fax number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer, Swing Line Lender and Other Lenders. The Administrative Agent, the L/C Issuer, the Swing Line Lender and the other Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, the Swing Line Lender, each other Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or any Supplemental Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Swing Line Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan

Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Agents and, if necessary, one local counsel in each relevant jurisdiction), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary Taxes associated with the Facilities, but excluding any Excluded Taxes), including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and, in the event of any actual or perceived conflict of interest where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each group of Lenders and Agents similarly situated taken as a whole), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and Taxes (other than any Excluded Taxes) related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Borrower)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each of their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Indemnitees taken as a whole, and, if reasonably necessary, of one local counsel in each relevant jurisdiction and, in the event of any actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each group of affected Indemnitees similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) the transactions contemplated hereby, the Facilities or the use or proposed use thereof, or any actual or prospective claim, dispute, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses (A) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons or other representatives or (ii) the material breach of such Indemnitee’s or any of its Affiliates’ or any of its or their respective officers’, directors’, employees’, partners’, trustees’, advisors’, shareholders’, agents’, controlling persons’ or other representatives’ obligations hereunder, (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, or any L/C Issuer or the Swing Line Lender, in each case in their respective capacities as such, or arising out of any act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates) or (C) Taxes, except for Taxes necessary to hold an Indemnitee harmless from and against any and all Indemnified Liabilities with respect to any non-Tax claim or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any the

Borrower or any Restricted Subsidiary, or any Environmental Liability related in any way to the Borrower or any Restricted Subsidiary (clause (x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or the Borrower (or the Subsidiaries or Affiliates of the Borrower) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. Each Indemnitee shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such Indemnitee. All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than as contemplated by Section 10.24 or as a result of a transaction consummated in accordance with Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or Section 8.01(f) or (g) (with respect to the Borrower) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) except such consent by the Borrower shall not be required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a) or Section 8.01(f) or (g) (with respect to the Borrower) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund under the applicable Facility; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund related thereto under the applicable Facility (provided that the Administrative Agent shall acknowledge such assignment) and (C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any of the Initial Lenders or any of their Affiliates and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person or (C) to any Disqualified Lender (provided that the list of Disqualified Lenders has been posted to the Lenders);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to the Borrower or any Subsidiary of any of the foregoing;

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08 and 3.01(e)). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Disqualified Lender (provided that the list of Disqualified Lenders has been posted to the Lenders) or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) for the avoidance of doubt, the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not sell participations in violation of the foregoing provisions of this Section 10.07(d). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Sections 3.07 and 3.01(e), and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive (and no Loan Party shall be required to make) any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that such entitlement to receive a greater payment results from a change in or in the interpretation of any Law that occurs after the Participant acquired the applicable Participation.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Sections 3.07 and 3.01(e), and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the Granting Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that such entitlement to receive a greater payment results from a change in or in the interpretation of any Law that occurs after the grant of such option to such SPC. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Borrower or any of its Subsidiaries, but only if:

(i) (A) such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Tranche on a pro rata basis or (B) such assignment is made as an open market purchase on a non-pro rata basis and the aggregate amount of all such open market purchases does not exceed 20% of the outstanding principal amount of all Term Loans;

(ii) no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its Subsidiaries; and

(iv) the Borrower and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14, extended pursuant to Section 2.18 or refinanced pursuant to Section 2.20) to acquire such Term Loans.

(j) Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as a L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the resigning L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(k) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based on the advice of counsel (in which case such Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure); (c) to any other party to this Agreement; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (in which case, Borrower is notified in advance of such disclosure, to the extent permitted by law); (e) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of, pledgee or Participant in, or any prospective Eligible Assignee of, pledgee or Participant in, any of its rights or obligations under this Agreement (provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such person that is a Disqualified Lender) or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Loans made hereunder; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary contractual obligations owning to any Loan Party; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that (i) is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent, (ii) was already in the possession of any Agent or any Lender or (iii) was independently developed by any Agent or any Lender. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Arranger or Lender ceasing to be an Administrative Agent, Arranger or Lender, respectively. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Lender.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Engagement Letter that, by its terms, survive the termination or expiration of the Engagement Letter and/or the execution and delivery of the Credit Documentation (as defined in the Engagement Letter), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letters shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Without limiting Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE COUNTY OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON

THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.15 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.15 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT

ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns (including the Successor Borrower, as contemplated by Section 10.24); provided that, except as contemplated by Section 10.24 or as a result of a transaction consummated in accordance with Section 7.04, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender.

Section 10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.19 Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the transactions contemplated hereby and by the other Loan documents, (ii) be customers or competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

Section 10.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21 Lender Action. Each lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.22 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.22 PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23 Intercreditor Agreement. Each of the Lenders and the other Secured Parties (a) authorizes and instructs the Administrative Agent to enter into intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Collateral Documents, hereby acknowledges that any such intercreditor agreement is or will be, as applicable, binding upon it and (b) agrees that it will be bound by and will take no actions contrary to the provisions of such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 10.24 Successor Borrower Assumption. A wholly owned Subsidiary of the Borrower may assume the Obligations of the Borrower hereunder (such Subsidiary, the “Successor Borrower”); provided that (i) the Successor Borrower shall be organized or existing under the Laws of the United States, (ii) the Successor Borrower’s and its wholly owned domestic Subsidiaries’ assets shall include the electronics business of Johnson Controls Inc., (iii) the Successor Borrower shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iv) the Successor Borrower and its Subsidiaries shall become subject to the terms and conditions of this Agreement, including, without limitation, Articles V, VI and VII hereof (unless any such Subsidiary is an Unrestricted Subsidiary), (v) each Guarantor shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (vi) the Borrower hereunder ~~shall~~ shall have by a supplement to the Security Agreement and other applicable Collateral Documents pledged its assets to secure the Parent Guaranty, (vii) the Borrower shall execute and deliver a parent guaranty agreement (the “Parent Guaranty”) in form and substance reasonably satisfactory to the Administrative Agent acknowledging that it will guarantee the Obligations hereunder, (viii) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Financing Agreements, (ix) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such assumption and such supplements to this Agreement or any Collateral Document comply with this Agreement, (x) no Default shall exist or result from such assumption and (xi) the Successor Borrower shall be in Pro Forma Compliance with the Successor Borrower Total Net Leverage Requirement; provided, further, that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

Section 10.25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

VISTEON CORPORATION, as Borrower

By:
Name:
Title:

Signature Page to Credit Agreement

CITIBANK, N.A., as Administrative Agent, L/C Issuer and a Lender

By:
Name:
Title:

By:
Name:
Title:

~~2~~ Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and a Lender

By:
Name:
Title:

By:
Name:
Title:

~~3~~ Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

COMERICA BANK, as a Lender

By:
Name:
Title:

COMPASS BANK, as a Lender

By:
Name:
Title:

~~4~~ Signature Page to Credit Agreement

RB INTERNATIONAL FINANCE (USA) LLC, as a Lender

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:
Name:
Title

~~5~~ Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

~~6~~ Signature Page to Credit Agreement